Exhibit 99.1

Revised Financial Statements and MD&A from OneMain Holdings, Inc.’s Quarterly Report on Form 10-Q for the Quarterly Period Ended March 31, 2016

The revised sections contained in this Exhibit 99.1 supersede the corresponding sections of OneMain Holdings, Inc.’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016.

PART I — FINANCIAL INFORMATION

Item 1. Financial Statements.

ONEMAIN HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)

(dollars in millions except par value amount)	March 31, 2016	December 31, 2015

Assets
Cash and cash equivalents	$716	$939
Investment securities	1,872	1,867
Net finance receivables:
Personal loans (includes loans of consolidated VIEs of $11.7 billion in 2016 and $11.4 billion in 2015)	13,300	13,295
SpringCastle Portfolio (includes loans of consolidated VIEs of $1.7 billion in 2015)	—	1,703
Real estate loans	517	538
Retail sales finance	19	23
Net finance receivables	13,836	15,559
Unearned insurance premium and claim reserves	(643)	(662)
Allowance for finance receivable losses (includes allowance of consolidated VIEs of $434 million in 2016 and $431 million in 2015)	(636)	(592)
Net finance receivables, less unearned insurance premium and claim reserves and allowance for finance receivable losses	12,557	14,305
Finance receivables held for sale (includes finance receivables held for sale of consolidated VIEs of $435 million in 2015)	776	793
Restricted cash and cash equivalents (includes restricted cash and cash equivalents of consolidated VIEs of $576 million in 2016 and $663 million in 2015)	588	676
Goodwill	1,422	1,440
Other intangible assets	539	559
Other assets	664	611

Total assets	$19,134	$21,190

Liabilities and Shareholders’ Equity
Long-term debt (includes debt of consolidated VIEs of $9.2 billion in 2016 and $11.7 billion in 2015)	$14,870	$17,300
Insurance claims and policyholder liabilities	747	747
Deferred and accrued taxes	91	29
Other liabilities	456	384
Total liabilities	16,164	18,460
Commitments and contingent liabilities (Note 14)

Shareholders’ equity:
Common stock, par value $.01 per share; 2,000,000,000 shares authorized, 134,751,118 and 134,494,172 shares issued and outstanding at March 31, 2016 and December 31, 2015, respectively	1	1
Additional paid-in capital	1,537	1,533
Accumulated other comprehensive loss	(13)	(33)
Retained earnings	1,445	1,308
OneMain Holdings, Inc. shareholders’ equity	2,970	2,809
Non-controlling interests	—	(79)
Total shareholders’ equity	2,970	2,730

Total liabilities and shareholders’ equity	$19,134	$21,190

See Notes to Condensed Consolidated Financial Statements.

ONEMAIN HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations (Unaudited)

(dollars in millions except earnings per share)	Three Months Ended March 31,
	2016	2015

Interest income:
Finance charges	$785	$399
Finance receivables held for sale originated as held for investment	46	4
Total interest income	831	403

Interest expense	226	158

Net interest income	605	245

Provision for finance receivable losses	197	80

Net interest income after provision for finance receivable losses	408	165

Other revenues:
Insurance	114	36
Investment	20	17
Net gain on sale of SpringCastle interests	167	—
Other	2	(1)
Total other revenues	303	52

Other expenses:
Operating expenses:
Salaries and benefits	214	93
Acquisition-related transaction and integration expenses	33	3
Other operating expenses	167	62
Insurance policy benefits and claims	45	16
Total other expenses	459	174

Income before provision for income taxes	252	43

Provision for income taxes	87	8

Net income	165	35

Net income attributable to non-controlling interests	28	33

Net income attributable to OneMain Holdings, Inc.	$137	$2

Share Data:
Weighted average number of shares outstanding:
Basic	134,694,759	115,027,470
Diluted	134,907,748	115,432,655
Earnings per share:
Basic	$1.02	$0.01
Diluted	$1.01	$0.01

See Notes to Condensed Consolidated Financial Statements.

ONEMAIN HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Comprehensive Income (Unaudited)

(dollars in millions)	Three Months Ended March 31,
	2016	2015

Net income	$165	$35

Other comprehensive income:
Net unrealized gains on non-credit impaired available-for-sale securities	27	5
Foreign currency translation adjustments	6	1
Income tax effect:
Net unrealized gains on non-credit impaired available-for-sale securities	(10)	(2)
Foreign currency translation adjustments	(2)	—
Other comprehensive income, net of tax, before reclassification adjustments	21	4
Reclassification adjustments included in net income:
Net realized gains on available-for-sale securities	(2)	(6)
Income tax effect:
Net realized gains on available-for-sale securities	1	2
Reclassification adjustments included in net income, net of tax	(1)	(4)
Other comprehensive income, net of tax	20	—

Comprehensive income	185	35

Comprehensive income attributable to non-controlling interests	28	33

Comprehensive income attributable to OneMain Holdings, Inc.	$157	$2

See Notes to Condensed Consolidated Financial Statements.

ONEMAIN HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Shareholders’ Equity (Unaudited)

	OneMain Holdings, Inc. Shareholders’ Equity
(dollars in millions)	Common Stock	Additional Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Retained Earnings	OneMain Holdings, Inc. Shareholders’ Equity	Non-controlling Interests	Total Shareholders’ Equity

Balance, January 1, 2016	$1	$1,533	$(33)	$1,308	$2,809	$(79)	$2,730
Share-based compensation expense, net of forfeitures	—	7	—	—	7	—	7
Excess tax benefit from share-based compensation	—	2	—	—	2	—	2
Withholding tax on vested RSUs	—	(5)	—	—	(5)	—	(5)
Change in non-controlling interests:
Distributions declared to joint venture partners	—	—	—	—	—	(18)	(18)
Sale of equity interests in SpringCastle joint venture	—	—	—	—	—	69	69
Other comprehensive income	—	—	20	—	20	—	20
Net income	—	—	—	137	137	28	165
Balance, March 31, 2016	$1	$1,537	$(13)	$1,445	$2,970	$—	$2,970

Balance, January 1, 2015	$1	$529	$3	$1,528	$2,061	$(129)	$1,932
Share-based compensation expense, net of forfeitures	—	3	—	—	3	—	3
Excess tax benefit from share-based compensation	—	2	—	—	2	—	2
Withholding tax on vested RSUs	—	(4)	—	—	(4)	—	(4)
Change in non-controlling interests:
Distributions declared to joint venture partners	—	—	—	—	—	(18)	(18)
Net income	—	—	—	2	2	33	35
Balance, March 31, 2015	$1	$530	$3	$1,530	$2,064	$(114)	$1,950

See Notes to Condensed Consolidated Financial Statements.

ONEMAIN HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)

(dollars in millions)	Three Months Ended March 31,
	2016	2015

Cash flows from operating activities
Net income	$165	$35
Reconciling adjustments:
Provision for finance receivable losses	197	80
Depreciation and amortization	151	21
Deferred income tax benefit	(43)	(9)
Share-based compensation expense, net of forfeitures	7	3
Net gain on sale of SpringCastle interests	(167)	—
Other	(1)	(8)
Cash flows due to changes in:
Other assets and other liabilities	46	52
Insurance claims and policyholder liabilities	(24)	(2)
Taxes receivable and payable	67	10
Accrued interest and finance charges	12	7
Restricted cash and cash equivalents not reinvested	1	—
Other, net	1	—
Net cash provided by operating activities	412	189

Cash flows from investing activities
Net principal collections (originations) of finance receivables held for investment and held for sale	(125)	(5)
Proceeds on sales of finance receivables held for sale originated as held for investment	—	52
Proceeds from sale of SpringCastle interests	101	—
Cash received from CitiFinancial Credit Company	23	—
Available-for-sale securities purchased	(154)	(95)
Trading and other securities purchased	(1)	(954)
Available-for-sale securities called, sold, and matured	175	60
Trading and other securities called, sold, and matured	13	1,211
Change in restricted cash and cash equivalents	12	(120)
Proceeds from sale of real estate owned	2	5
Other, net	(4)	7
Net cash provided by investing activities	42	161

Cash flows from financing activities
Proceeds from issuance of long-term debt, net of commissions	1,673	1,523
Repayments of long-term debt	(2,335)	(315)
Distributions to joint venture partners	(18)	(18)
Excess tax benefit from share-based compensation	2	2
Net cash provided by (used for) financing activities	(678)	1,192

Condensed Consolidated Statements of Cash Flows (Unaudited) (Continued)

(dollars in millions)	Three Months Ended March 31,
	2016	2015

Effect of exchange rate changes on cash and cash equivalents	1	—

Net change in cash and cash equivalents	(223)	1,542
Cash and cash equivalents at beginning of period	939	879
Cash and cash equivalents at end of period	$716	$2,421

Supplemental non-cash activities
Transfer of finance receivables held for investment to finance receivables held for sale (prior to deducting allowance for finance receivable losses)	$1,608	$—
Transfer of finance receivables to real estate owned	$2	$2
Net unsettled investment security dispositions	$—	$20

See Notes to Condensed Consolidated Financial Statements.

ONEMAIN HOLDINGS, INC. AND SUBSIDIARIES
Notes to Condensed Consolidated Financial Statements (Unaudited)
March 31, 2016

1. Business and Basis of Presentation

OneMain Holdings, Inc. is referred to in this report as “OMH” or, collectively with its subsidiaries, whether directly or indirectly owned, the “Company,” “we,” “us,” or “our”. OMH is a Delaware corporation. At March 31, 2016, Springleaf Financial Holdings, LLC (the “Initial Stockholder”) owned approximately 58% of OMH’s common stock. The Initial Stockholder is owned primarily by a private equity fund managed by an affiliate of Fortress Investment Group LLC (“Fortress”).

On November 15, 2015, OMH completed its acquisition of OneMain Financial Holdings, LLC (“OMFH”) from CitiFinancial Credit Company (“Citigroup”) for $4.5 billion in cash (the “OneMain Acquisition”). As a result of the OneMain Acquisition, OMFH became a wholly owned, indirect subsidiary of OMH. See Note 2 for further information on the OneMain Acquisition.

OMH is a financial services holding company whose principal subsidiaries are Springleaf Finance, Inc. (“SFI”) and Independence Holdings, LLC (“Independence”). SFI’s principal subsidiary is Springleaf Finance Corporation (“SFC”), and Independence’s principal subsidiary is OMFH. SFC and OMFH are financial services holding companies with subsidiaries engaged in the consumer finance and insurance businesses. OMFH, collectively with its subsidiaries, is referred to in this report as “OneMain.” OMH and its subsidiaries (other than OneMain) is referred to in this report as “Springleaf.”

BASIS OF PRESENTATION

We prepared our condensed consolidated financial statements using generally accepted accounting principles in the United States of America (“U.S. GAAP”). These statements are unaudited. The year-end condensed balance sheet data was derived from our audited financial statements, but does not include all disclosures required by U.S. GAAP. The statements include the accounts of OMH, its subsidiaries (all of which are wholly owned, except for certain indirect subsidiaries associated with a joint venture in which we owned a 47% equity interest prior to March 31, 2016), and variable interest entities (“VIEs”) in which we hold a controlling financial interest and for which we are considered to be the primary beneficiary as of the financial statement date.

We eliminated all material intercompany accounts and transactions. We made judgments, estimates, and assumptions that affect amounts reported in our condensed consolidated financial statements and disclosures of contingent assets and liabilities. In management’s opinion, the condensed consolidated financial statements include the normal, recurring adjustments necessary for a fair statement of results. Ultimate results could differ from our estimates. We evaluated the effects of and the need to disclose events that occurred subsequent to the balance sheet date. To conform to the 2016 presentation, we have reclassified certain items in prior periods, including certain items in prior periods of our condensed consolidated statements of operations and cash flows. These statements should be read in conjunction with the consolidated financial statements and related notes included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 (“2015 Annual Report on Form 10-K”). We follow the same significant accounting policies for our interim reporting.

CHANGE IN ACCOUNTING POLICY

Effective April 1, 2016, we changed our accounting policy for the derecognition of loans within a purchased credit impaired (“PCI”) pool. Historically, we removed loans from a PCI pool upon charge-off of the loan, based on the Company’s charge-off accounting policy at their allocated carrying value. Under our new accounting policy, loans will be removed from a PCI pool when the loan is written-off, at which time further collections efforts would not be pursued, or sold or repaid. While both methods are acceptable under GAAP, we believe the new method for derecognition of PCI loans is preferable as it enhances consistency with our industry peers.

Our policy for derecognition of PCI loans following the change described above is presented below:

Purchased Credit Impaired Finance Receivables

As part of each of our acquisitions, we identify a population of finance receivables for which it is determined that it is probable that we will be unable to collect all contractually required payments. The population of accounts identified generally consists of those finance receivables that are (i) 60 days or more past due at acquisition, (ii) which had been classified as troubled debt restructured (“TDR”) finance receivables as of the acquisition date, (iii) may have been previously modified, or (iv) had other indications of credit deterioration as of the acquisition date.

We accrete the excess of the cash flows expected to be collected on the purchased credit impaired finance receivables over the discounted cash flows (the “accretable yield”) into interest income at a level rate of return over the expected lives of the underlying pools of the purchased credit impaired finance receivables. The underlying pools are based on finance receivables with common risk characteristics. We have established policies and procedures to periodically (at least once a quarter) update the amount of cash flows we expect to collect, incorporating assumptions regarding default rates, loss severities, the amounts and timing of prepayments and other factors that are reflective of then current market conditions. Probable decreases in expected finance receivable cash flows result in the recognition of impairment, which is recognized through the provision for finance receivable losses. Probable significant increases in expected cash flows to be collected would first reverse any previously recorded allowance for finance receivable losses; any remaining increases are recognized prospectively as adjustments to the respective pool’s yield.

Our purchased credit impaired finance receivables remain in our purchased credit impaired pools until liquidation or write-off. We do not reclassify modified purchased credit impaired finance receivables as TDR finance receivables.

We have additionally established policies and procedures related to maintaining the integrity of these pools. A finance receivable will not be removed from a pool unless we sell, foreclose, or otherwise receive assets in satisfaction of a particular finance receivable or a finance receivable is written-off. If a finance receivable is renewed and additional funds are lent and terms are adjusted to current market conditions, we consider this a new finance receivable and the previous finance receivable is removed from the pool. If the facts and circumstances indicate that a finance receivable should be removed from a pool, that finance receivable will be removed at its allocated carrying amount. Removal of the finance receivable from a pool does not affect the yield used to recognize accretable yield of the pool.

We have retrospectively applied this change in accounting policy. The effect of this change in accounting policy on income before provision for income taxes, net income attributable to OMH, and earnings per share, and the cumulative effect of this change in accounting policy on shareholders’ equity attributable to OMH for the following periods are included in the table below.

(dollars in millions, except earnings per share)	As Reported	As Adjusted

Income before provision for income taxes
Three months ended March 31, 2015	$38	$43
Three months ended March 31, 2016	275	252

Net income attributable to OMH
Three months ended March 31, 2015	$—	$2
Three months ended March 31, 2016	153	137

Earnings per share - Basic
Three months ended March 31, 2015	$—	$0.01
Three months ended March 31, 2016	1.14	1.02

Earnings per share - Diluted
Three months ended March 31, 2015	$—	$0.01
Three months ended March 31, 2016	1.13	1.01

Shareholders’ equity attributable to OMH
January 1, 2015	$2,025	$2,061
January 1, 2016	2,751	2,809

The following tables present the impact of the retrospective application of this change in accounting policy on the amounts previously reported in our (i) consolidated balance sheet as of March 31, 2016 and December 31, 2015, (ii) condensed consolidated statements of operations for the three months ended March 31, 2016 and 2015 and (iii) condensed consolidated statements of cash flows for the three months ended March 31, 2016 and 2015.

Revised Condensed Consolidated Balance Sheet

	March 31, 2016		December 31, 2015
(dollars in millions)	As Reported	As Adjusted	As Reported *	As Adjusted

Assets
Cash and cash equivalents	$716	$716	$939	$939
Investment securities	1,872	1,872	1,867	1,867
Net finance receivables:
Personal loans	13,209	13,300	13,267	13,295
SpringCastle Portfolio	—	—	1,576	1,703
Real estate loans	503	517	524	538
Retail sales finance	19	19	23	23
Net finance receivables	13,731	13,836	15,390	15,559
Unearned insurance premium and claim reserves	(643)	(643)	(662)	(662)
Allowance for finance receivable losses	(600)	(636)	(587)	(592)
Net finance receivables, less unearned insurance premium and claim reserves and allowance for finance receivable losses	12,488	12,557	14,141	14,305
Finance receivables held for sale	776	776	796	793
Restricted cash and cash equivalents	588	588	676	676
Goodwill	1,422	1,422	1,440	1,440
Other intangible assets	539	539	559	559
Other assets	654	664	638	611

Total assets	$19,055	$19,134	$21,056	$21,190

Liabilities and Shareholders’ Equity
Long-term debt	$14,870	$14,870	$17,300	$17,300
Insurance claims and policyholder liabilities	747	747	747	747
Deferred and accrued taxes	53	91	20	29
Other liabilities	457	456	384	384
Total liabilities	16,127	16,164	18,451	18,460

Shareholders’ equity:
Common stock	1	1	1	1
Additional paid-in capital	1,537	1,537	1,533	1,533
Accumulated other comprehensive loss	(13)	(13)	(33)	(33)
Retained earnings	1,403	1,445	1,250	1,308
OneMain Holdings, Inc. shareholders’ equity	2,928	2,970	2,751	2,809
Non-controlling interests	—	—	(146)	(79)
Total shareholders’ equity	2,928	2,970	2,605	2,730

Total liabilities and shareholders’ equity	$19,055	$19,134	$21,056	$21,190

*
As reported in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016. The condensed consolidated balance sheet as of December 31, 2015 has been revised in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2016.

Revised Condensed Consolidated Statements of Operations

(dollars in millions, except earnings per share)	Three Months Ended March 31, 2016		Three Months Ended March 31, 2015
	As Reported	As Adjusted	As Reported	As Adjusted

Interest income:
Finance charges	$779	$785	$402	$399
Finance receivables held for sale originated as held for investment	47	46	4	4
Total interest income	826	831	406	403

Interest expense	226	226	158	158

Net interest income	600	605	248	245

Provision for finance receivable losses	227	197	87	80

Net interest income after provision for finance receivable losses	373	408	161	165

Other revenues:
Insurance	114	114	36	36
Investment	20	20	17	17
Net gain on sale of SpringCastle interests	229	167	—	—
Other	(2)	2	(2)	(1)
Total other revenues	361	303	51	52

Other expenses:
Operating expenses:
Salaries and benefits	214	214	93	93
Acquisition-related transaction and integration expenses	33	33	3	3
Other operating expenses	167	167	62	62
Insurance policy benefits and claims	45	45	16	16
Total other expenses	459	459	174	174

Income before provision for income taxes	275	252	38	43

Provision for income taxes	96	87	7	8

Net income	179	165	31	35

Net income attributable to non-controlling interests	26	28	31	33

Net income attributable to OneMain Holdings, Inc.	$153	$137	$—	$2

Share Data:
Weighted average number of shares outstanding:
Basic	134,694,759	134,694,759	115,027,470	115,027,470
Diluted	134,907,748	134,907,748	115,027,470	115,432,655
Earnings per share:
Basic	$1.14	$1.02	$—	$0.01
Diluted	$1.13	$1.01	$—	$0.01

Revised Condensed Consolidated Statement of Cash Flows

(dollars in millions)	Three Months Ended March 31, 2016		Three Months Ended March 31, 2015
	As Reported	As Adjusted	As Reported	As Adjusted

Cash flows from operating activities
Net income	$179	$165	$31	$35
Reconciling adjustments:
Provision for finance receivable losses	227	197	87	80
Depreciation and amortization	156	151	18	21
Deferred income tax benefit	(3)	(43)	(10)	(9)
Share-based compensation expense, net of forfeitures	7	7	3	3
Net gain on sale of SpringCastle interests	(229)	(167)	—	—
Other	5	(1)	(7)	(8)
Cash flows due to changes in:
Other assets and other liabilities	46	46	52	52
Insurance claims and policyholder liabilities	(24)	(24)	(2)	(2)
Taxes receivable and payable	35	67	10	10
Accrued interest and finance charges	12	12	7	7
Restricted cash and cash equivalents not reinvested	1	1	—	—
Other, net	1	1	—	—
Net cash provided by operating activities	413	412	189	189

Cash flows from investing activities
Net principal collections (originations) of finance receivables held for investment and held for sale	(126)	(125)	(5)	(5)
Proceeds on sales of finance receivables held for sale originated as held for investment	—	—	52	52
Proceeds from sale of SpringCastle interests	101	101	—	—
Cash received from CitiFinancial Credit Company	23	23	—	—
Available-for-sale securities purchased	(154)	(154)	(95)	(95)
Trading and other securities purchased	(1)	(1)	(954)	(954)
Available-for-sale securities called, sold, and matured	175	175	60	60
Trading and other securities called, sold, and matured	13	13	1,211	1,211
Change in restricted cash and cash equivalents	12	12	(120)	(120)
Proceeds from sale of real estate owned	2	2	5	5
Other, net	(4)	(4)	7	7
Net cash provided by investing activities	41	42	161	161

Cash flows from financing activities
Proceeds from issuance of long-term debt, net of commissions	1,673	1,673	1,523	1,523
Repayments of long-term debt	(2,335)	(2,335)	(315)	(315)
Distributions to joint venture partners	(18)	(18)	(18)	(18)
Excess tax benefit from share-based compensation	2	2	2	2
Net cash provided by (used for) financing activities	(678)	(678)	1,192	1,192

Effect of exchange rate changes on cash and cash equivalents	1	1	—	—

Net change in cash and cash equivalents	(223)	(223)	1,542	1,542
Cash and cash equivalents at beginning of period	939	939	879	879
Cash and cash equivalents at end of period	$716	$716	$2,421	$2,421

We have also adjusted the applicable prior period amounts in the Notes to the Condensed Consolidated Financial Statements and Management’s Discussion and Analysis of Financial Condition and Results of Operations in Item 2 herein to reflect the impact of this change in accounting policy.

2. Significant Transactions

SPRINGCASTLE INTERESTS SALE

On March 31, 2016, SFI, SpringCastle Holdings, LLC (“SpringCastle Holdings”) and Springleaf Acquisition Corporation (“Springleaf Acquisition” and, together with SpringCastle Holdings, the “SpringCastle Sellers”), wholly owned subsidiaries of OMH, entered into a purchase agreement with certain subsidiaries of New Residential Investment Corp. (“NRZ” and such subsidiaries, the “NRZ Buyers”) and BTO Willow Holdings II, L.P. and Blackstone Family Tactical Opportunities Investment Partnership—NQ—ESC L.P. (collectively, the “Blackstone Buyers” and together with the NRZ Buyers, the “SpringCastle Buyers”). Pursuant to the purchase agreement, SpringCastle Holdings sold its 47% limited liability company interest in each of SpringCastle America, LLC, SpringCastle Credit, LLC and SpringCastle Finance, LLC, and Springleaf Acquisition sold its 47% limited liability company interest in SpringCastle Acquisition LLC, to the SpringCastle Buyers for an aggregate purchase price of approximately $112 million (the “SpringCastle Interests Sale”). SpringCastle America, LLC, SpringCastle Credit, LLC, SpringCastle Finance, LLC and SpringCastle Acquisition LLC are collectively referred to herein as the “SpringCastle Joint Venture.”

The SpringCastle Joint Venture primarily holds subordinate ownership interests in a securitized loan portfolio (the “SpringCastle Portfolio”), which consists of unsecured loans and loans secured by subordinate residential real estate mortgages and includes both closed-end accounts and open-end lines of credit. These loans are in a liquidating status and vary in form and substance from the Company’s originated loans. At December 31, 2015, the SpringCastle Portfolio included over 232,000 of acquired loans, representing $1.7 billion in net finance receivables. For the three months ended March 31, 2016 and 2015, income before provision for income taxes of our Acquisitions and Servicing segment (which consists of the SpringCastle Sellers) totaled $220 million ($192 million attributable to OMH) and $71 million ($38 million attributable to OMH), respectively.

In connection with the SpringCastle Interests Sale, the SpringCastle Buyers paid $101 million of the aggregate purchase price to the SpringCastle Sellers on March 31, 2016, with the remaining $11 million to be paid into an escrow account within 120 days following March 31, 2016. Such escrowed funds are expected to be held in escrow for a period of up to five years following March 31, 2016, and, subject to the terms of the purchase agreement and assuming certain portfolio performance requirements are satisfied, paid to the SpringCastle Sellers at the end of such five year period. In connection with the SpringCastle Interests Sale, we recorded a net gain in other revenues at the time of sale of $167 million.

As a result of this sale, SpringCastle Acquisition and SpringCastle Holdings no longer hold any ownership interests of the SpringCastle Joint Venture. However, unless terminated, SFI will remain as servicer of the SpringCastle Portfolio, under the existing servicing agreement for the SpringCastle Funding Trust. In addition, we deconsolidated the underlying loans of the SpringCastle Portfolio and previously issued securitized interests, which were reported in long-term debt, as we no longer were considered the primary beneficiary.

Prior to the SpringCastle Interests Sale, affiliates of the NRZ Buyers owned a 30% limited liability company interest in the SpringCastle Joint Venture, and affiliates of the Blackstone Buyers owned a 23% limited liability company interest in the SpringCastle Joint Venture (together, the “Other Members”). The Other Members are parties to the purchase agreement for certain limited indemnification obligations and post-closing expense reimbursement obligations of the SpringCastle Joint Venture to the SpringCastle Sellers.

The NRZ Buyers are subsidiaries of NRZ, which is externally managed by an affiliate of Fortress. The Initial Stockholder, which owned approximately 58% of OMH’s common stock as of March 31, 2016, is owned primarily by a private equity fund managed by an affiliate of Fortress. Mr. Edens, Chairman of the board of directors of OMH, also serves as Chairman of the board of directors of NRZ. Mr. Edens is also a principal of Fortress and serves as Co-Chairman of the board of directors of Fortress. Mr. Jacobs, a member of the board of directors of OMH, also serves as a member of NRZ’s board of directors and Fortress’ board of directors.

The purchase agreement included customary representations, warranties, covenants and indemnities. We did not record a sales recourse obligation related to this sale.

ONEMAIN ACQUISITION

On November 15, 2015, OMH completed its acquisition of OneMain from Citigroup for approximately $4.5 billion in cash after accounting for certain estimated adjustments at closing. OneMain is a leading consumer finance company in the United States, providing personal loans to primarily middle income households through a national, community based network.

We allocated the purchase price to the net tangible and intangible assets acquired and liabilities assumed, based on their respective estimated fair values as of October 31, 2015. Given the timing of this transaction and complexity of the purchase accounting, our estimate of the fair value adjustment specific to the acquired loans and intangible assets was preliminary, and our determination of the final tax positions with Citigroup was also preliminary. We intend to finalize the accounting for these matters as soon as reasonably possible and within the measurement period, which may be up to one year from the acquisition date.

The excess of the purchase price over the fair values, which we recorded as goodwill, was determined as follows:

(dollars in millions)	As Reported			As Adjusted
		Adjustments *

Cash consideration	$4,478	$(23)	(a)	$4,455
Fair value of assets acquired:
Cash and cash equivalents	958	—		958
Investment securities	1,294	—		1,294
Personal loans	8,801	(6)	(b)	8,795
Intangibles	555	—		555
Other assets	247	—		247
Fair value of liabilities assumed:
Long-term debt	(7,725)	—		(7,725)
Unearned premium, insurance policy and claims reserves	(936)	—		(936)
Other liabilities	(156)	1	(c)	(155)
Goodwill	$1,440			$1,422

*
During the first quarter of 2016, we recorded the following adjustments to the assets acquired and liabilities assumed with the corresponding offset to goodwill as new information, which existed as of the acquisition date, was brought to our attention:

(a)	Represents a subsequent cash payment from Citigroup as a result of reaching final agreement on certain purchase accounting adjustments.

(b)
Represents the net impact of an increase to the discount of purchased credit impaired finance receivables of $64 million and an increase to the premium on finance receivables purchased as performing receivables of $58 million as a result of revisions to the receivables valuation during the measurement period. This adjustment also resulted in $15 million of additional loan premium amortization and $3 million of additional loan discount accretion during the first quarter of 2016, of which $7 million and $1 million, respectively, would have been recorded during the two months ended December 31, 2015, had the adjustment been retroactively reflected since the acquisition date.

(c)	Represents the settlement of a payable to Citigroup during the measurement period.

Of the adjusted $8.8 billion of acquired personal loans included in the table above, $8.1 billion relates to finance receivables determined not to be credit impaired at acquisition. Contractually required principal and interest of these non-credit impaired personal loans was $11.6 billion at the date of acquisition, of which $2.2 billion is not expected to be collected.

Changes in the carrying amount of goodwill, all of which are reported in our Consumer and Insurance segment, were as follows:

(dollars in millions)	Consumer and Insurance

Three Months Ended March 31, 2016
Balance at beginning of period	$1,440
Adjustments to purchase price allocation *	(18)
Balance at end of period	$1,422

*	Goodwill adjustments were recorded at OMFH subsidiary level.

We did not record any impairments to goodwill during the three months ended March 31, 2016.

The following unaudited pro forma information presents the combined results of operations of Springleaf and OneMain as if the OneMain Acquisition had occurred on January 1, 2015. The unaudited pro forma information also reflects adjustments for (i) the financing arrangements and (ii) the anticipated sale of certain personal loans classified as finance receivables held for sale in connection with the Lendmark Sale (as defined below), as if the transactions had been consummated on January 1, 2015. In addition, the pro forma interest income assumes the adjustment of historical finance charges for estimated impacts of accounting for credit impaired loans. The unaudited pro forma information is not necessarily indicative of the operating results that would have been achieved had the OneMain Acquisition occurred on January 1, 2015. In addition, the unaudited pro forma financial information does not purport to project the future operating results of the combined company following the OneMain Acquisition.

As of March 31, 2016, we have incurred approximately $95 million of acquisition-related transaction and integration expenses ($33 million incurred during the first quarter of 2016) in connection with the OneMain Acquisition and the Lendmark Sale (as defined below), which we report as a component of operating expenses. These expenses include transaction costs, technology termination and certain compensation and benefit related costs. We anticipate incurring approximately $275 million of acquisition-related expenses in connection with the OneMain Acquisition and the Lendmark Sale, which we expect to incur primarily during 2016 and the first half of 2017.

The following table presents the unaudited pro forma financial information:

(dollars in millions)
Three Months Ended March 31,	2015

Interest income	$795
Net income attributable to OneMain Holdings, Inc.	41

In connection with the closing of the OneMain Acquisition, on November 13, 2015, OMH and certain of its subsidiaries entered into an Asset Preservation Stipulation and Order and agreed to a Proposed Final Judgment (collectively, the “Settlement Agreement”) with the U.S. Department of Justice (the “DOJ”), as well as the state attorneys general for Colorado, Idaho, Pennsylvania, Texas, Virginia, Washington and West Virginia. The Settlement Agreement resolved the inquiries of the DOJ and such attorneys general with respect to the OneMain Acquisition and allowed OMH to proceed with the closing. Pursuant to the Settlement Agreement, OMH agreed to divest 127 branches of SFC subsidiaries across 11 states as a condition for approval of the OneMain Acquisition. The Settlement Agreement requires the Branch Sellers to operate these 127 branches as an ongoing, economically viable and competitive business until sold to the divestiture purchaser. The court overseeing the settlement appointed a third-party monitor to oversee management of the divestiture branches and ensure the Company’s compliance with the terms of the Settlement Agreement.

LENDMARK SALE

On November 12, 2015, OMH and certain of its subsidiaries (the “Branch Sellers”) entered into an agreement with Lendmark Financial Services, LLC (“Lendmark”) to sell the branches to Lendmark (the “Lendmark Sale”) for a purchase price equal to the sum of (i) the aggregate unpaid balance as of closing of the purchased loans multiplied by 103%, plus (ii) for each interest-bearing purchased loan, an amount equal to all unpaid interest that has accrued on the unpaid balance at the applicable note rate from the most recent interest payment date through the closing, plus (iii) the sum of all prepaid charges and fees and security deposits of the Branch Sellers to the extent arising under the purchased contracts as reflected on the books and records of the Branch Sellers as of closing, subject to certain limitations if the purchase price would exceed $695 million and Lendmark is unable to obtain financing on certain specified terms. In anticipation of the sale of these branches, SFC transferred $608 million of personal loans from held for investment to held for sale on September 30, 2015. At March 31, 2016, the personal loans held for sale totaled approximately $606 million, primarily due to originations, net of charge-offs of personal loans in these branches during the past six months. The branches to be sold represent 6% of the branches and 4% of the personal loans held for investment and held for sale of the combined company as of March 31, 2016.

Pursuant to the Settlement Agreement, we were required to dispose of the branches to be sold in connection with the Lendmark Sale within 120 days following November 13, 2015, subject to such extensions as the DOJ may approve. As we did not believe we would be able to consummate the Lendmark Sale prior to April 1, 2016, we requested two extensions of the closing deadline set forth in the Settlement Agreement. The DOJ granted our requests through May 13, 2016.

On May 2, 2016, we completed the Lendmark Sale. See Note 18 for further information on the subsequent closing.

3. Recent Accounting Pronouncements

ACCOUNTING PRONOUNCEMENTS RECENTLY ADOPTED

Consolidation

In February of 2015, the Financial Accounting Standards Board (the “FASB”) issued Accounting Standards Update (“ASU”) 2015-02, Consolidation - Amendments to the Consolidation Analysis, which amends the current consolidation guidance and ends the deferral granted to reporting entities with variable interests in investment companies from applying certain prior amendments to the VIE guidance. This ASU is applicable to entities across all industries, particularly those that use limited partnerships as well as entities in any industry that outsource decision making or have historically applied related party tiebreaker in their consolidation analysis and disclosures. The standard became effective for public business entities for annual periods beginning after December 15, 2015. We evaluated the potential impact of the adoption of this ASU and concluded that it will not have a material effect on our consolidated financial statements.

Technical Corrections and Improvements

In June of 2015, the FASB issued ASU 2015-10, Technical Corrections and Improvements, to correct differences between original guidance and the Codification, clarify the guidance, correct references and make minor improvements affecting a variety of topics. The amendments to this transition guidance became effective for fiscal years beginning after December 15, 2015. We evaluated the potential impact of the adoption of this ASU and concluded that it will not have a material effect on our consolidated financial statements.

ACCOUNTING PRONOUNCEMENTS TO BE ADOPTED

Revenue Recognition

In May of 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers, which provides a consistent revenue accounting model across industries. In August of 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers - Deferral of the Effective Date, to defer the effective date of the new revenue recognition standard by one year, which would result in the ASU becoming effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. Many of our revenue sources are not within the scope of this new standard, and we are evaluating whether the adoption of this ASU for those revenue sources that are in scope will have a material effect on our consolidated financial statements.

Short-Duration Insurance Contracts Disclosures

In May of 2015, the FASB issued ASU 2015-09, Disclosures about Short-Duration Contracts, to address enhanced disclosure requirements for insurers relating to short-duration insurance contract claims and unpaid claims liability rollforward for long and short-duration contracts. The disclosures are intended to provide users of financial statements with more transparent information about an insurance entity’s initial claim estimates and subsequent adjustments to those estimates, the methodologies and judgments used to estimate claims, and the timing, frequency, and severity of claims. The amendments in this ASU become effective for annual periods beginning after December 15, 2015, and interim periods within annual periods beginning after December 15, 2016. We are currently evaluating the potential impact of the adoption of the ASU on our consolidated financial statements.

Financial Instruments

In January of 2016, the FASB issued ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities, which simplifies the impairment assessment of equity investments. The update requires equity investments to be measured at fair value with changes recognized in net income. This ASU eliminates the requirement to disclose the methods and assumptions to estimate fair value for financial instruments, requires the use of the exit price for disclosure purposes, requires the change in liability due to a change in credit risk to be presented in other comprehensive income, requires separate presentation of financial assets and liabilities by measurement category and form of asset (securities and loans), and clarifies the need for evaluation allowance on a deferred tax asset related to available-for-sale securities. The amendments in this ASU become effective prospectively for annual periods, and interim periods within those annual periods, beginning after December 15, 2017. We will evaluate whether the adoption of this ASU will have a material effect on our consolidated financial statements.

Leases

In February of 2016, the FASB issued ASU 2016-02, Leases (Topic 842). The ASU will require lessees to recognize assets and liabilities on leases with terms greater than 12 months and to disclose information related to the amount, timing and uncertainty of cash flows arising from leases, including various qualitative and quantitative requirements. The amendments of this ASU become effective for annual periods, and interim periods within those annual periods, beginning after December 15, 2018. We will evaluate whether the adoption of this ASU will have a material effect on our consolidated financial statements.

Debt Instruments

In March of 2016, the FASB issued ASU 2016-06, Contingent Puts and Call Options in Debt Instruments, which clarifies the requirements for assessing whether contingent call (put) options that can accelerate the payment of principal on debt instruments are clearly and closely related to their debt host. The ASU requires assessing the embedded call (put) options solely in accordance with the four-step decision sequence. The amendment of this ASU becomes effective on a modified retrospective basis for annual periods, and interim periods within those annual periods, beginning after December 15, 2016. We will evaluate whether the adoption of this ASU will have a material effect on our consolidated financial statements.

Investments

In March of 2016, the FASB issued ASU 2016-07, Simplifying the Transition to the Equity Method of Accounting, which eliminates the requirement that when an investment qualifies for use of the equity method as a result of an increase in the level of ownership interest or degree of influence, an investor must adjust the investment, results of operations, and retained earnings retroactively on a step-by-step basis as if the equity method had been in effect during all previous periods that the investment had been held. The ASU requires that an entity that has available-for-sale securities recognize, through earnings, the unrealized holding gain or loss in accumulated other comprehensive income at the date the investment becomes qualified for use of the equity method. The amendment in this ASU becomes effective prospectively for annual periods, and interim periods within those annual periods, beginning after December 15, 2016. We will evaluate whether the adoption of this ASU will have a material effect on our consolidated financial statements.

Technical Corrections and Improvements

In March of 2016, the FASB issued ASU 2016-08, Principal versus Agent Considerations, which clarifies the implementation of the guidance on principal versus agent considerations from ASU 2014-09, Revenue from Contracts with Customers. ASU 2016-08 does not change the core principle of the guidance in ASU 2014-09, but rather clarifies the distinction between principal versus agent considerations when implementing ASU 2014-09. As these are technical corrections and improvements only, the company does not believe that this ASU will have a material effect on our consolidated financial statements.

Stock Compensation

In March of 2016, the FASB issued ASU 2016-09, Improvements to Employee Share - Based Payment Accounting, which simplifies the accounting for share-based payment transactions, income tax consequences, classification of awards as either equity or liabilities, and classification on the statement of cash flows. The amendment in this ASU becomes effective on a modified retrospective transition for accounting in tax benefits recognized, retrospectively for accounting related to the presentation of employee taxes paid, prospective for accounting related to recognition of excess tax benefits, and either a prospective or retrospective method for accounting related to presentation of excess employee tax benefits for annual periods, and interim periods within those annual periods, beginning after December 15, 2016. We will evaluate whether the adoption of this ASU will have a material effect on our consolidated financial statements.

We do not believe that any other accounting pronouncements issued during the first quarter of 2016, but not yet effective, would have a material impact on our consolidated financial statements or disclosures, if adopted.

4. Finance Receivables

Our finance receivable types include personal loans, real estate loans, and retail sales finance as defined below:

•
Personal loans — are secured by consumer goods, automobiles, or other personal property or are unsecured, typically non-revolving with a fixed-rate and a fixed, original term of three to six years. At March 31, 2016, $3.0 billion of personal loans, or 22%, were secured by collateral consisting of titled personal property (such as automobiles) and $10.3 billion, or 78%, were secured by consumer household goods or other items of personal property or were unsecured, compared to $2.8 billion of personal loans, or 21%, secured by collateral consisting of titled personal property and $10.5 billion, or 79%, secured by consumer household goods or other items of personal property or unsecured at December 31, 2015.

•
Real estate loans — are secured by first or second mortgages on residential real estate, generally have maximum original terms of 360 months, and are considered non-conforming. At March 31, 2016, $201 million of real estate loans, or 39%, were secured by first mortgages and $316 million, or 61%, were secured by second mortgages, compared to $207 million of real estate loans, or 38%, secured by first mortgages and $331 million, or 62%, secured by second mortgages at December 31, 2015. Real estate loans may be closed-end accounts or open-end home equity lines of credit and are primarily fixed-rate products. Since we ceased real estate lending in January of 2012, our real estate loans are in a liquidating status.

•
Retail sales finance — include retail sales contracts and revolving retail accounts. Retail sales contracts are closed-end accounts that represent a single purchase transaction. Revolving retail accounts are open-end accounts that can be used for financing repeated purchases from the same merchant. Retail sales contracts are secured by the personal property designated in the contract and generally have maximum original terms of 60 months. Revolving retail accounts are secured by the goods purchased and generally require minimum monthly payments based on the amount financed calculated after the most recent purchase or outstanding balances. Our retail sales finance portfolio is also in a liquidating status.

Our finance receivable types also included the SpringCastle Portfolio at December 31, 2015, as defined below:

•
SpringCastle Portfolio — included unsecured loans and loans secured by subordinate residential real estate mortgages that were sold on March 31, 2016, in connection with the SpringCastle Interests Sale. The SpringCastle Portfolio included both closed-end accounts and open-end lines of credit. These loans were in a liquidating status and varied in substance and form from our originated loans. Unless terminated, we will continue to provide the servicing for these loans, which we service as unsecured loans because the liens are subordinated to superior ranking security interests.

Components of net finance receivables held for investment by type were as follows:

(dollars in millions)	Personal Loans	SpringCastle Portfolio	Real Estate Loans	Retail Sales Finance	Total

March 31, 2016
Gross receivables *	$15,293	$—	$513	$21	$15,827
Unearned finance charges and points and fees	(2,196)	—	—	(2)	(2,198)
Accrued finance charges	139	—	4	—	143
Deferred origination costs	64	—	—	—	64
Total	$13,300	$—	$517	$19	$13,836

December 31, 2015
Gross receivables *	$15,353	$1,672	$534	$25	$17,584
Unearned finance charges and points and fees	(2,261)	—	—	(2)	(2,263)
Accrued finance charges	147	31	4	—	182
Deferred origination costs	56	—	—	—	56
Total	$13,295	$1,703	$538	$23	$15,559

*	Gross receivables are defined as follows:

•
Finance receivables purchased as a performing receivable — gross finance receivables equal the unpaid principal balance (“UPB”) for interest bearing accounts and the gross remaining contractual payments for precompute accounts; additionally, the remaining unearned discount, net of premium established at the time of purchase, is included in both interest bearing and precompute accounts to reflect the finance receivable balance at its initial fair value;

•
Finance receivables originated subsequent to the respective OneMain and Fortress acquisitions — gross finance receivables equal the UPB for interest bearing accounts and the gross remaining contractual payments for precompute accounts; and

•
Purchased credit impaired finance receivables — gross finance receivables equal the remaining estimated cash flows less the current balance of accretable yield on the purchased credit impaired accounts.

Included in the table above are finance receivables associated with securitizations that remain on our balance sheet. The carrying value of our personal loans totaled $11.7 billion and $11.4 billion at March 31, 2016 and December 31, 2015, respectively, and the carrying value of the SpringCastle Portfolio totaled $1.7 billion at December 31, 2015.

Unused lines of credit extended to customers by the Company were as follows:

(dollars in millions)	March 31, 2016	December 31, 2015

Personal loans	$1	$2
SpringCastle Portfolio	—	365
Real estate loans	20	30
Total	$21	$397

Unused lines of credit on our personal loans can be suspended if one of the following occurs: (i) the value of the collateral declines significantly; (ii) we believe the borrower will be unable to fulfill the repayment obligations; or (iii) any other default by the borrower of any material obligation under the agreement occurs. Unused lines of credit on our real estate loans can be suspended if one of the following occurs: (i) the value of the real estate declines significantly below the property’s initial appraised value; (ii) we believe the borrower will be unable to fulfill the repayment obligations because of a material change in the borrower’s financial circumstances; or (iii) any other default by the borrower of any material obligation under the agreement occurs. Unused lines of credit on home equity lines of credit can be terminated for delinquency. Accordingly, no reserve has been recorded for the unused lines of credit.

CREDIT QUALITY INDICATORS

We consider the delinquency status and nonperforming status of the finance receivable as our credit quality indicators.

We accrue finance charges on revolving retail finance receivables up to the date of charge-off at 180 days past due. Our revolving retail finance receivables that were more than 90 days past due and still accruing finance charges at March 31, 2016 and at December 31, 2015 were immaterial. Our personal loans and real estate loans do not have finance receivables that were more than 90 days past due and still accruing finance charges.

Delinquent Finance Receivables

We consider the delinquency status of the finance receivable as our primary credit quality indicator. We monitor delinquency trends to manage our exposure to credit risk. We consider finance receivables 60 days or more past due as delinquent and consider the likelihood of collection to decrease at such time.

The following is a summary of net finance receivables held for investment by type and by days delinquent:

(dollars in millions)	Personal Loans	SpringCastle Portfolio	Real Estate Loans	Retail Sales Finance	Total

March 31, 2016
Net finance receivables: *
60-89 days past due	$105	$—	$6	$—	$111
90-119 days past due	93	—	5	—	98
120-149 days past due	93	—	3	—	96
150-179 days past due	88	—	3	—	91
180 days or more past due	5	—	23	—	28
Total delinquent finance receivables	384	—	40	—	424
Current	12,779	—	460	19	13,258
30-59 days past due	137	—	17	—	154
Total	$13,300	$—	$517	$19	$13,836

December 31, 2015
Net finance receivables: *
60-89 days past due	$127	$26	$19	$—	$172
90-119 days past due	97	16	3	—	116
120-149 days past due	58	12	2	1	73
150-179 days past due	62	11	2	—	75
180 days or more past due	4	1	13	—	18
Total delinquent finance receivables	348	66	39	1	454
Current	12,777	1,588	486	22	14,873
30-59 days past due	170	49	13	—	232
Total	$13,295	$1,703	$538	$23	$15,559

*
Purchased credit impaired finance receivables are accounted for on a pool basis. For purposes of allocating the pool carrying amount to individual finance receivables, the Company applied the ratio of the carrying value to the gross receivable balance of each pool in developing the above table. Finance receivables greater than 180 days delinquent within a PCI pool are not ascribed any carrying value and are not used in deriving the aforementioned ratio.

Nonperforming Finance Receivables

We also monitor finance receivable performance trends to evaluate the potential risk of future credit losses. At 90 days or more past due, we consider our finance receivables to be nonperforming. Once the finance receivables are considered as nonperforming, we consider them to be at increased risk for credit loss.

Our performing and nonperforming net finance receivables held for investment by type were as follows:

(dollars in millions)	Personal Loans	SpringCastle Portfolio	Real Estate Loans	Retail Sales Finance	Total

March 31, 2016
Performing	$13,021	$—	$483	$19	$13,523
Nonperforming	279	—	34	—	313
Total	$13,300	$—	$517	$19	$13,836

December 31, 2015
Performing	$13,074	$1,663	$518	$22	$15,277
Nonperforming	221	40	20	1	282
Total	$13,295	$1,703	$538	$23	$15,559

PURCHASED CREDIT IMPAIRED FINANCE RECEIVABLES

Our purchased credit impaired finance receivables consist of receivables purchased as part of the following transactions:

•
OneMain Acquisition - effective November 1, 2015, we acquired personal loans (the “OM Loans”), some of which were determined to be credit impaired. During the first quarter of 2016, we recorded a purchase accounting adjustment of $64 million, which decreased the initial fair value of these purchase credit impaired loans, as a result of new information brought to our attention that existed as of the acquisition date.

•
Ownership interest acquired by FCFI Acquisition LLC, an affiliate of Fortress (the “Fortress Acquisition”) - we revalued our assets and liabilities based on their fair value at the date of the Fortress Acquisition, November 30, 2010, in accordance with purchase accounting and adjusted the carrying value of our finance receivables (the “FA Loans”) to their fair value.

At December 31, 2015, our purchased credit impaired finance receivables also included the SpringCastle Portfolio, which was purchased as part of the following transaction:

•
Joint venture acquisition of the SpringCastle Portfolio (the “SCP Loans”) - on April 1, 2013, we acquired a 47% equity interest in the SCP Loans, some of which were determined to be credit impaired on the date of purchase. On March 31, 2016, we sold the SpringCastle Portfolio in connection with the sale of our equity interest in the SpringCastle Joint Venture.

We report the carrying amount (which initially was the fair value) of our purchased credit impaired finance receivables in net finance receivables, less allowance for finance receivable losses or in finance receivables held for sale as discussed below.

At March 31, 2016 and December 31, 2015, finance receivables held for sale totaled $776 million and $793 million, respectively. See Note 6 for further information on our finance receivables held for sale, which consist of certain of our personal loans and non-core real estate loans. Finance receivables held for sale include purchased credit impaired finance receivables, as well as TDR finance receivables. Therefore, we are presenting the financial information for our purchased credit impaired finance receivables and TDR finance receivables combined for finance receivables held for investment and finance receivables held for sale in the tables below.

Information regarding our purchased credit impaired finance receivables held for investment and held for sale were as follows:

(dollars in millions)	OM Loans	SCP Loans	FA Loans *	Total

March 31, 2016
Carrying amount, net of allowance	$529	$—	$83	$612
Outstanding balance	708	—	132	840
Allowance for purchased credit impaired finance receivable losses	30	—	14	44

December 31, 2015
Carrying amount, net of allowance	$652	$350	$89	$1,091
Outstanding balance	911	482	136	1,529
Allowance for purchased credit impaired finance receivable losses	—	—	12	12

*	Purchased credit impaired FA Loans held for sale included in the table above were as follows:

(dollars in millions)	FA Loans

March 31, 2016
Carrying amount	$56
Outstanding balance	87

December 31, 2015
Carrying amount	$59
Outstanding balance	89

The allowance for purchased credit impaired finance receivable losses at March 31, 2016 and December 31, 2015, reflected the net carrying value of the purchased credit impaired FA Loans being higher than the present value of the expected cash flows.

Changes in accretable yield for purchased credit impaired finance receivables held for investment and held for sale were as follows:

(dollars in millions)	OM Loans (a)	SCP Loans	FA Loans	Total

Three Months Ended March 31, 2016
Balance at beginning of period	$151	$375	$66	$592
Accretion (b)	(24)	(16)	(2)	(42)
Reclassifications from (to) nonaccretable difference (c)	(23)	—	10	(13)
Transfer due to finance receivables sold	—	(359)	—	(359)
Balance at end of period	$104	$—	$74	$178

Three Months Ended March 31, 2015
Balance at beginning of period	$—	$452	$54	$506
Accretion (b)	—	(21)	(2)	(23)
Reclassifications from nonaccretable difference (c)	—	—	2	2
Balance at end of period	$—	$431	$54	$485

(a)
As a result of the purchase accounting adjustment to the purchased credit impaired OM Loans, which we recorded during the first quarter of 2016, accretion and disposals of finance receivables for the three months ended March 31, 2016 include $1 million and $3 million, respectively, that would have been recorded during the two months ended December 31, 2015, had this adjustment been retroactively reflected since the acquisition date.

(b)	Accretion on our purchased credit impaired FA Loans held for sale included in the table above were as follows:

(dollars in millions)	Three Months Ended March 31,
	2016	2015

Accretion	$1	$1

(c)	Reclassifications from (to) nonaccretable difference represents the increases (decreases) in accretion resulting from higher (lower) estimated undiscounted cash flows.

TROUBLED DEBT RESTRUCTURED FINANCE RECEIVABLES

Information regarding TDR finance receivables held for investment and held for sale were as follows:

(dollars in millions)	Personal Loans (a)	SpringCastle Portfolio	Real Estate Loans (a)	Total

March 31, 2016
TDR gross finance receivables (b)	$86	$—	$199	$285
TDR net finance receivables	83	—	201	284
Allowance for TDR finance receivable losses	48	—	35	83

December 31, 2015
TDR gross finance receivables (b)	$46	$14	$200	$260
TDR net finance receivables	46	13	201	260
Allowance for TDR finance receivable losses	17	4	34	55

(a)	TDR finance receivables held for sale included in the table above were as follows:

(dollars in millions)	Personal Loans	Real Estate Loans	Total

March 31, 2016
TDR gross finance receivables	$2	$91	$93
TDR net finance receivables	2	91	93

December 31, 2015
TDR gross finance receivables	$2	$92	$94
TDR net finance receivables	2	92	94

(b)	As defined earlier in this Note.

We have no commitments to lend additional funds on our TDR finance receivables.

TDR average net receivables held for investment and held for sale and finance charges recognized on TDR finance receivables held for investment and held for sale were as follows:

(dollars in millions)	Personal Loans *	SpringCastle Portfolio	Real Estate Loans *	Total

Three Months Ended March 31, 2016
TDR average net receivables	$63	$11	$201	$275
TDR finance charges recognized	1	—	3	4

Three Months Ended March 31, 2015
TDR average net receivables	$25	$11	$195	$231
TDR finance charges recognized	1	—	3	4

*	TDR finance receivables held for sale included in the table above were as follows:

(dollars in millions)	Personal Loans	Real Estate Loans	Total

Three Months Ended March 31, 2016
TDR average net receivables	$2	$92	$94
TDR finance charges recognized	—	1	1

Three Months Ended March 31, 2015
TDR average net receivables	$—	$90	$90
TDR finance charges recognized	—	1	1

Information regarding the new volume of the TDR finance receivables held for investment and held for sale were as follows:

(dollars in millions)	Personal Loans (a)	SpringCastle Portfolio	Real Estate Loans (a)	Total

Three Months Ended March 31, 2016
Pre-modification TDR net finance receivables	$50	$1	$4	$55
Post-modification TDR net finance receivables:
Rate reduction	$46	$1	$3	$50
Other (b)	3	—	1	4
Total post-modification TDR net finance receivables	$49	$1	$4	$54
Number of TDR accounts	6,916	157	89	7,162

Three Months Ended March 31, 2015
Pre-modification TDR net finance receivables	$9	$2	$4	$15
Post-modification TDR net finance receivables:
Rate reduction	$5	$2	$4	$11
Other (b)	3	—	—	3
Total post-modification TDR net finance receivables	$8	$2	$4	$14
Number of TDR accounts	1,864	195	78	2,137

(a)	TDR finance receivables held for sale included in the table above were as follows:

(dollars in millions)	Personal Loans	Real Estate Loans	Total

Three Months Ended March 31, 2016
Pre-modification TDR net finance receivables *	$—	$1	$1
Post-modification TDR net finance receivables *	$—	$1	$1
Number of TDR accounts	128	19	147

Three Months Ended March 31, 2015
Pre-modification TDR net finance receivables **	$—	$—	$—
Post-modification TDR net finance receivables **	$—	$—	$—
Number of TDR accounts	—	9	9

*	Pre- and post-modification TDR personal loans held for sale for the three months ended March 31, 2016 were less than $1 million and, therefore, are not quantified in the table above.

**	Pre- and post-modification TDR real estate loans held for sale for the three months ended March 31, 2015 were less than $1 million and, therefore, are not quantified in the table above.

(b)	“Other” modifications primarily include forgiveness of principal or interest.

Net finance receivables held for investment and held for sale that were modified as TDR finance receivables within the previous 12 months and for which there was a default during the period to cause the TDR finance receivables to be considered nonperforming (90 days or more past due) were as follows:

(dollars in millions)	Personal Loans	SpringCastle Portfolio	Real Estate Loans (a)	Total

Three Months Ended March 31, 2016
TDR net finance receivables (b) (c)	$2	$—	$1	$3
Number of TDR accounts	400	19	20	439

Three Months Ended March 31, 2015
TDR net finance receivables (b) (d)	$—	$—	$1	$1
Number of TDR accounts	57	10	18	85

(a)	TDR finance receivables held for sale included in the table above were as follows:

(dollars in millions)	Real Estate Loans

Three Months Ended March 31, 2016
TDR net finance receivables	$1
Number of TDR accounts	9

Three Months Ended March 31, 2015
TDR net finance receivables *	$—
Number of TDR accounts	9

*
TDR real estate loans held for sale for the three months ended March 31, 2015 that defaulted during the previous 12-month period were less than $1 million and, therefore, are not quantified in the table above.

(b)	Represents the corresponding balance of TDR net finance receivables at the end of the month in which they defaulted.

(c)
TDR SpringCastle Portfolio loans for the three months ended March 31, 2016 that defaulted during the previous 12-month period were less than $1 million and, therefore, are not quantified in the combined table above.

(d)
TDR personal loans and SpringCastle Portfolio loans for the three months ended March 31, 2015 that defaulted during the previous 12-month period were less than $1 million and, therefore, are not quantified in the combined table above.

5. Allowance for Finance Receivable Losses

Changes in the allowance for finance receivable losses by finance receivable type were as follows:

(dollars in millions)	Personal Loans	SpringCastle Portfolio	Real Estate Loans	Retail Sales Finance	Consolidated Total

Three Months Ended March 31, 2016
Balance at beginning of period	$541	$4	$46	$1	$592
Provision for finance receivable losses	179	14	4	—	197
Charge-offs	(145)	(17)	(2)	(1)	(165)
Recoveries	12	3	1	—	16
Other *	—	(4)	—	—	(4)
Balance at end of period	$587	$—	$49	$—	$636

Three Months Ended March 31, 2015
Balance at beginning of period	$132	$3	$46	$1	$182
Provision for finance receivable losses	56	20	4	—	80
Charge-offs	(62)	(22)	(6)	(1)	(91)
Recoveries	8	2	1	1	12
Balance at end of period	$134	$3	$45	$1	$183

*
Consists of the elimination of allowance for finance receivable losses due to the sale of the SpringCastle Portfolio on March 31, 2016, in connection with the sale of our equity interest in the SpringCastle Joint Venture. See Note 2 for further information on this sale.

Included in the allowance for finance receivable losses are allowances associated with securitizations that totaled $434 million at March 31, 2016 and $431 million at December 31, 2015. See Note 10 for further discussion regarding our securitization transactions.

The allowance for finance receivable losses and net finance receivables by type and by impairment method were as follows:

(dollars in millions)	Personal Loans	SpringCastle Portfolio	Real Estate Loans	Retail Sales Finance	Total

March 31, 2016
Allowance for finance receivable losses for finance receivables:
Collectively evaluated for impairment	$509	$—	$—	$—	$509
Purchased credit impaired finance receivables	30	—	14	—	44
TDR finance receivables	48	—	35	—	83
Total	$587	$—	$49	$—	$636

Finance receivables:
Collectively evaluated for impairment	$12,660	$—	$366	$19	$13,045
Purchased credit impaired finance receivables	559	—	41	—	600
TDR finance receivables	81	—	110	—	191
Total	$13,300	$—	$517	$19	$13,836

Allowance for finance receivable losses as a percentage of finance receivables	4.41%	—%	9.43%	2.91%	4.60%

December 31, 2015
Allowance for finance receivable losses for finance receivables:
Collectively evaluated for impairment	$524	$—	$—	$1	$525
Purchased credit impaired finance receivables	—	—	12	—	12
TDR finance receivables	17	4	34	—	55
Total	$541	$4	$46	$1	$592

Finance receivables:
Collectively evaluated for impairment	$12,599	$1,340	$387	$23	$14,349
Purchased credit impaired finance receivables	652	350	42	—	1,044
TDR finance receivables	44	13	109	—	166
Total	$13,295	$1,703	$538	$23	$15,559

Allowance for finance receivable losses as a percentage of finance receivables	4.07%	0.25%	8.72%	3.46%	3.81%

6. Finance Receivables Held for Sale

We report finance receivables held for sale of $776 million at March 31, 2016 and $793 million at December 31, 2015, which are carried at the lower of cost or fair value. At March 31, 2016 and December 31, 2015, finance receivables held for sale consisted of personal loans of $606 million and $617 million, respectively, and real estate loans of $170 million and $176 million, respectively. At March 31, 2016 and December 31, 2015, the fair value of our finance receivables held for sale exceeded the cost. We used the aggregate basis to determine the lower of cost or fair value of finance receivables held for sale. We also separately present the interest income on our finance receivables held for sale as interest income on finance receivables held for sale originated as held for investment on our condensed consolidated statements of operations, which totaled $46 million and $4 million for the three months ended March 31, 2016 and 2015, respectively.

During March of 2016, we transferred $1.6 billion of loans of the SpringCastle Portfolio (after deducting allowance for finance receivable losses) from held for investment to held for sale due to management’s intent to no longer hold these finance receivables for the foreseeable future. We simultaneously sold our interests of these finance receivables held for sale on March 31, 2016 and recorded a net gain in other revenues at the time of sale of $167 million.

We did not have any other material transfer activity to or from finance receivables held for sale during each of the three months ended March 31, 2016 and 2015.

7. Investment Securities

AVAILABLE-FOR-SALE SECURITIES

Cost/amortized cost, unrealized gains and losses, and fair value of available-for-sale securities by type were as follows:

(dollars in millions)	Cost/ Amortized Cost	Unrealized Gains	Unrealized Losses	Fair Value

March 31, 2016
Fixed maturity available-for-sale securities:
Bonds:
U.S. government and government sponsored entities	$105	$1	$—	$106
Obligations of states, municipalities, and political subdivisions	142	2	—	144
Non-U.S. government and government sponsored entities	121	1	—	122
Corporate debt	1,043	11	(12)	1,042
Mortgage-backed, asset-backed, and collateralized:
Residential mortgage-backed securities (“RMBS”)	118	1	(1)	118
Commercial mortgage-backed securities (“CMBS”)	115	1	—	116
Collateralized debt obligations (“CDO”)/Asset-backed securities (“ABS”)	55	—	—	55
Total bonds	1,699	17	(13)	1,703
Preferred stock	14	—	(1)	13
Common stock	24	1	(1)	24
Other long-term investments	2	—	—	2
Total *	$1,739	$18	$(15)	$1,742

December 31, 2015
Fixed maturity available-for-sale securities:
Bonds:
U.S. government and government sponsored entities	$112	$—	$(1)	$111
Obligations of states, municipalities, and political subdivisions	140	1	(1)	140
Non-U.S. government and government sponsored entities	126	1	(1)	126
Corporate debt	1,018	3	(22)	999
Mortgage-backed, asset-backed, and collateralized:
RMBS	128	—	—	128
CMBS	117	—	(1)	116
CDO/ABS	71	—	—	71
Total bonds	1,712	5	(26)	1,691
Preferred stock	14	—	(1)	13
Common stock	23	—	—	23
Other long-term investments	2	—	—	2
Total *	$1,751	$5	$(27)	$1,729

*
Excludes an immaterial interest in a limited partnership that we account for using the equity method and Federal Home Loan Bank common stock of $1 million at March 31, 2016 and December 31, 2015, which is classified as a restricted investment and carried at cost.

As of March 31, 2016 and December 31, 2015, we recognized less than $1 million of other-than-temporary impairment non-credit losses on available-for-sale securities in accumulated other comprehensive income or loss.

Fair value and unrealized losses on available-for-sale securities by type and length of time in a continuous unrealized loss position were as follows:

	Less Than 12 Months		12 Months or Longer		Total
(dollars in millions)	Fair Value	Unrealized Losses *	Fair Value	Unrealized Losses *	Fair Value	Unrealized Losses

March 31, 2016
Bonds:
U.S. government and government sponsored entities	$43	$—	$—	$—	$43	$—
Obligations of states, municipalities, and political subdivisions	25	—	3	—	28	—
Non-U.S. government and government sponsored entities	24	—	—	—	24	—
Corporate debt	330	(12)	6	—	336	(12)
RMBS	23	(1)	—	—	23	(1)
CMBS	48	—	5	—	53	—
CDO/ABS	28	—	—	—	28	—
Total bonds	521	(13)	14	—	535	(13)
Preferred stock	6	—	6	(1)	12	(1)
Common stock	10	(1)	—	—	10	(1)
Other long-term investments	1	—	—	—	1	—
Total	$538	$(14)	$20	$(1)	$558	$(15)

December 31, 2015
Bonds:
U.S. government and government sponsored entities	$102	$(1)	$—	$—	$102	$(1)
Obligations of states, municipalities, and political subdivisions	69	(1)	2	—	71	(1)
Non-U.S. government and government sponsored entities	19	(1)	—	—	19	(1)
Corporate debt	786	(22)	7	—	793	(22)
RMBS	107	—	—	—	107	—
CMBS	104	(1)	5	—	109	(1)
CDO/ABS	71	—	—	—	71	—
Total bonds	1,258	(26)	14	—	1,272	(26)
Preferred stock	2	—	6	(1)	8	(1)
Common stock	16	—	—	—	16	—
Other long-term investments	1	—	—	—	1	—
Total	$1,277	$(26)	$20	$(1)	$1,297	$(27)

*	Unrealized losses on certain available-for-sale securities were less than $1 million and, therefore, are not quantified in the table above.

We do not consider the above unrealized losses to be credit-related, as these unrealized losses primarily relate to changes in interest rates and market spreads subsequent to purchase. Additionally, at March 31, 2016, we have no plans to sell any investment securities with unrealized losses, and we believe it is more likely than not that we would not be required to sell such investment securities before recovery of their amortized cost.

We continue to monitor unrealized loss positions for potential impairments. During the three months ended March 31, 2016, we recognized less than $1 million of other-than-temporary impairment credit losses on corporate debt in investment revenues. During the three months ended March 31, 2015, we did not recognize any other-than-temporary impairment credit losses on available-for-sale securities in investment revenues.

During the three months ended March 31, 2016 and 2015, there were no material additions or reductions in the cumulative amount of credit losses (recognized in earnings) on other-than-temporarily impaired available-for-sale securities.

The proceeds of available-for-sale securities sold or redeemed and the resulting realized gains, realized losses, and net realized gains were as follows:

(dollars in millions)	Three Months Ended March 31,
	2016	2015

Proceeds from sales and redemptions	$113	$76

Realized gains	$2	$7
Realized losses	—	(1)
Net realized gains	$2	$6

Contractual maturities of fixed-maturity available-for-sale securities at March 31, 2016 were as follows:

(dollars in millions)	Fair Value	Amortized Cost

Fixed maturities, excluding mortgage-backed, asset-backed, and collateralized securities:
Due in 1 year or less	$169	$169
Due after 1 year through 5 years	651	650
Due after 5 years through 10 years	414	408
Due after 10 years	180	184
Mortgage-backed, asset-backed, and collateralized securities	289	288
Total	$1,703	$1,699

Actual maturities may differ from contractual maturities since borrowers may have the right to call or prepay obligations. We may sell investment securities before maturity to achieve corporate requirements and investment strategies.

The fair value of bonds on deposit with insurance regulatory authorities totaled $158 million and $152 million at March 31, 2016 and December 31, 2015, respectively.

TRADING AND OTHER SECURITIES

The fair value of trading and other securities by type was as follows:

(dollars in millions)	March 31, 2016	December 31, 2015

Fixed maturity trading and other securities:
Bonds:
Non-U.S. government and government sponsored entities	$3	$3
Corporate debt	116	124
Mortgage-backed, asset-backed, and collateralized:
RMBS	2	2
CMBS	2	2
Total bonds	123	131
Preferred stock	6	6
Total *	$129	$137

*	The fair value of other securities totaled $129 million at March 31, 2016 and $128 million at December 31, 2015.

The net unrealized and realized gains (losses) on our trading and other securities, which we report in investment revenues, were as follows:

(dollars in millions)	Three Months Ended March 31,
	2016	2015

Net unrealized gains on trading and other securities held at period end	$3	$3
Net realized gains (losses) on trading and other securities sold or redeemed *	—	—
Total	$3	$3

*	Net realized gains (losses) on trading and other securities sold or redeemed were less than $1 million for the three months ended March 31, 2016 and, therefore, are not quantified in the table above.

8. Transactions with Affiliates of Fortress

SUBSERVICING AGREEMENT

Nationstar Mortgage LLC (“Nationstar”) subservices the real estate loans of certain indirect subsidiaries (collectively, the “Owners”). Investment funds managed by affiliates of Fortress indirectly own a majority interest in Nationstar. The Owners paid Nationstar subservicing fees of less than $1 million for the three months ended March 31, 2016 and 2015.

INVESTMENT MANAGEMENT AGREEMENT

Logan Circle Partners, L.P. (“Logan Circle”) provides investment management services for our investments. Logan Circle is a wholly owned subsidiary of Fortress. Costs and fees incurred for these investment management services were under $1 million for the three months ended March 31, 2016 and 2015.

SALE OF EQUITY INTEREST IN SPRINGCASTLE JOINT VENTURE

On March 31, 2016, we sold our 47% equity interest in the SpringCastle Joint Venture, which owns the SpringCastle Portfolio, to certain subsidiaries of NRZ and Blackstone. See Note 2 for further information on this sale. NRZ is managed by an affiliate of Fortress.

Unless terminated, SFI will continue to act as the servicer of the SpringCastle Portfolio for the SpringCastle Funding Trust. At March 31, 2016, the servicing fees receivable from the SpringCastle Funding Trust totaled $4 million.

9. Long-term Debt

Principal maturities of long-term debt (excluding projected repayments on securitizations and revolving conduit facilities by period) by type of debt at March 31, 2016 were as follows:

	Senior Debt
(dollars in millions)	Securitizations	Revolving Conduit Facilities	Medium Term Notes	Junior Subordinated Debt	Total

Interest rates (a)	2.41% - 6.94%	1.92% - 2.77%	5.25% - 8.25%	6.00%

Second quarter 2016	$—	$—	$—	$—	$—
Third quarter 2016	—	—	375	—	375
Fourth quarter 2016	—	—	—	—	—
First quarter 2017	—	—	—	—	—
Remainder of 2017	—	—	1,890	—	1,890
2018	—	—	—	—	—
2019	—	—	1,400	—	1,400
2020	—	—	300	—	300
2021-2067	—	—	1,750	350	2,100
Securitizations (b)	7,876	—	—	—	7,876
Revolving conduit facilities (b)	—	1,347	—	—	1,347
Total principal maturities	$7,876	$1,347	$5,715	$350	$15,288

Total carrying amount (c)	$7,864	$1,347	$5,487	$172	$14,870
Debt issuance costs (d)	$(17)	$—	$(12)	$—	$(29)

(a)	The interest rates shown are the range of contractual rates in effect at March 31, 2016.

(b)
Securitizations and borrowings under revolving conduit facilities are not included in above maturities by period due to their variable monthly repayments. See Note 10 for further information on our long-term debt associated with securitizations and revolving conduit facilities.

(c)
The carrying amount of our long-term debt associated with certain securitizations that were either (i) issued at a premium or discount or (ii) revalued at a premium or discount based on its fair value at the time of the OneMain Acquisition or the Fortress Acquisition or (iii) recorded at fair value on a recurring basis in circumstances when the embedded derivative within the securitization structure cannot be separately accounted for at fair value.

(d)
Debt issuance costs are reported as a direct deduction from long-term debt, with the exception of debt issuance costs associated with our revolving conduit facilities, which are reported in other assets and are excluded from the table above.

GUARANTY AGREEMENTS

SFC Indentures

5.25% SFC Notes. On December 3, 2014, OMH entered into an Indenture and First Supplemental Indenture pursuant to which it agreed to fully and unconditionally guarantee, on a senior basis, the payments of principal, premium (if any) and interest on $700 million of 5.25% Senior Notes due 2019 issued by SFC (the “5.25% SFC Notes”). As of March 31, 2016, $700 million aggregate principal amount of the 5.25% SFC Notes were outstanding.

SFC Notes. On December 30, 2013, OMH entered into Guaranty Agreements whereby it agreed to fully and unconditionally guarantee the payments of principal, premium (if any), and interest on approximately $5.2 billion aggregate principal amount of senior notes on a senior basis and $350 million aggregate principal amount of a junior subordinated debenture on a junior subordinated basis issued by SFC (collectively, the “SFC Notes”). The SFC Notes consisted of the following: 8.25% Senior Notes due 2023; 7.75% Senior Notes due 2021; 6.00% Senior Notes due 2020; a 60-year junior subordinated debenture; and all senior notes outstanding on December 30, 2013, issued pursuant to the Indenture dated as of May 1, 1999 (the “1999

Indenture”), between SFC and Wilmington Trust, National Association (the successor trustee to Citibank N.A.). The 60-year junior subordinated debenture underlies the trust preferred securities sold by a trust sponsored by SFC. On December 30, 2013, OMH entered into a Trust Guaranty Agreement whereby it agreed to fully and unconditionally guarantee the related payment obligations under the trust preferred securities. As of March 31, 2016, approximately $4.2 billion aggregate principal amount of the SFC Notes, including $2.3 billion aggregate principal amount of senior notes under the 1999 Indenture, and $350 million aggregate principal amount of a junior subordinated debenture were outstanding.

The OMH guarantees of SFC’s long-term debt discussed above are subject to customary release provisions.

OMFH Indenture

OMFH Notes. On December 11, 2014, OMFH and certain of its subsidiaries entered into an indenture (the “OMFH Indenture”), among OMFH, the guarantors listed therein and The Bank of New York Mellon, as trustee, in connection with OMFH’s issuance of $700 million aggregate principal amount of 6.75% Senior Notes due 2019 and $800 million in aggregate principal amount of 7.25% Senior Notes due 2021 (collectively, the “OMFH Notes”). The OMFH Notes are OMFH’s unsecured senior obligations, guaranteed on a senior unsecured basis by each of its wholly owned domestic subsidiaries other than certain subsidiaries, including its insurance subsidiaries and securitization subsidiaries. As of March 31, 2016, $1.5 billion aggregate principal amount of the OMFH Notes were outstanding.

10. Variable Interest Entities

As part of our overall funding strategy and as part of our efforts to support our liquidity from sources other than our traditional capital market sources, we have transferred certain finance receivables to VIEs for securitization transactions. Since these transactions involve securitization trusts required to be consolidated, the securitized assets and related liabilities are included in our condensed consolidated financial statements and are accounted for as secured borrowings.

CONSOLIDATED VIES

We evaluated the securitization trusts and determined that these entities are VIEs of which SFC or OMFH is the primary beneficiary, and, therefore, we consolidated such entities. SFC or OMFH is deemed to be the primary beneficiary of each of these VIEs because SFC or OMFH has the ability to direct the activities of each VIE that most significantly impact the entity’s economic performance and the obligation to absorb losses and the right to receive benefits that are potentially significant to the VIE. Such ability stems from SFC’s or OMFH’s and/or their affiliates’ contractual right to service the securitized finance receivables. Our retained subordinated notes and residual interest trust certificates expose us to potentially significant losses and potentially significant returns.

The asset-backed securities issued by the securitization trusts are supported by the expected cash flows from the underlying securitized finance receivables. Cash inflows from these finance receivables are distributed to investors and service providers in accordance with each transaction’s contractual priority of payments (“waterfall”) and, as such, most of these inflows must be directed first to service and repay each trust’s senior notes or certificates held principally by third-party investors. The holders of the asset-backed securities have no recourse to the Company if the cash flows from the underlying qualified securitized assets are not sufficient to pay all principal and interest on the asset-backed securities. After these senior obligations are extinguished, substantially all cash inflows will be directed to the subordinated notes until fully repaid and, thereafter, to the residual interest that we own in each securitization trust. We retain interests in these securitization transactions, including residual interests in each securitization trust and, in some cases, subordinated securities issued by the VIEs. We retain credit risk in the securitizations through our ownership of the residual interest in each securitization trust, and, in some cases, ownership of the most subordinated class of asset-backed securities, which are the first to absorb credit losses on the securitized assets. We expect that any credit losses in the pools of securitized assets will likely be limited to our subordinated and residual retained interests. We have no obligation to repurchase or replace qualified securitized assets that subsequently become delinquent or are otherwise in default.

We parenthetically disclose on our consolidated balance sheets the VIE’s assets that can only be used to settle the VIE’s obligations and liabilities if its creditors have no recourse against the primary beneficiary’s general credit. The carrying amounts of consolidated VIE assets and liabilities associated with our securitization trusts were as follows:

(dollars in millions)	March 31, 2016	December 31, 2015

Assets
Cash and cash equivalents	$9	$11
Finance receivables:
Personal loans	11,668	11,448
SpringCastle Portfolio	—	1,703
Allowance for finance receivable losses	434	431
Finance receivables held for sale	—	435
Restricted cash and cash equivalents	576	663
Other assets	86	48

Liabilities
Long-term debt	$9,211	$11,654
Other liabilities	14	17

SECURITIZATION TRANSACTIONS

SFC Consumer Loan Securitizations

Call of 2013-B Notes. On February 16, 2016, Sixteenth Street Funding LLC (“Sixteenth Street”), a wholly owned subsidiary of SFC, exercised its right to redeem the asset backed notes issued by the Springleaf Funding Trust 2013-B on June 19, 2013 (the “2013-B Notes”). To redeem the 2013-B Notes, Sixteenth Street paid a redemption price of $371 million, which excluded $30 million for the Class C and Class D Notes owned by Sixteenth Street on February 16, 2016, the date of the optional redemption. The outstanding principal balance of the 2013-B Notes was $400 million on the date of the optional redemption.

OMFH Consumer Loan Securitizations

OMFIT 2016-1 Securitization. On February 10, 2016, OMFH completed a private securitization transaction in which OneMain Financial Issuance Trust 2016-1 (“OMFIT 2016-1”), a wholly owned special purpose vehicle of OMFH, issued $500 million of notes backed by personal loans. $414 million of the notes issued by OMFIT 2016-1, represented by Classes A and B, were sold to unaffiliated third parties at a weighted average interest rate of 3.79% and $86 million of the notes issued by OMFIT 2016-1, represented by Classes C and D, were retained by OMFH. The notes mature in February 20, 2029 and have a 34-month revolving period during which no principal payments are required to be made on the notes. These notes are collateralized by a pool of secured and unsecured fixed rate personal loans with an aggregate unpaid principal balance of $570 million as of February 10, 2016. The indenture governing the notes contains customary early amortization events and events of default, which, if triggered, may result in the acceleration of the obligation to pay principal and interest on the notes.

OMFIT 2016-2 Securitization. On March 23, 2016, OMFH completed a private securitization transaction in which OneMain Financial Issuance Trust 2016-2 (“OMFIT 2016-2”), a wholly owned special purpose vehicle of OMFH, issued $890 million of notes backed by personal loans. $733 million of the notes issued by OMFIT 2016-2, represented by Classes A and B, were sold to unaffiliated third parties at a weighted average interest rate of 4.37% and $157 million of the notes issued by OMFIT 2016-2, represented by Classes C and D, were retained by OMFH. The notes mature in March 20, 2028 and have a 23-month revolving period during which no principal payments are required to be made on the notes. These notes are collateralized by a pool of secured and unsecured fixed rate personal loans with an aggregate unpaid principal balance of $1.0 billion as of March 23, 2016. The indenture governing the notes contains customary early amortization events and events of default, which, if triggered, may result in the acceleration of the obligation to pay principal and interest on the notes.

REVOLVING CONDUIT FACILITIES

SFC Conduit Facilities

Springleaf 2013-VFN1 Trust. On January 15, 2016, we drew $298 million under the variable funding notes issued by the Springleaf Funding Trust 2013-VFN1 (the “Springleaf 2013-VFN1 Trust”).

On January 21, 2016, we amended the note purchase agreement with the Springleaf 2013-VFN1 Trust to (i) increase the maximum principal balance from $350 million to $850 million and (ii) extend the revolving period ending in April 2017 to January 2018, which may be extended to January 2019, subject to satisfaction of customary conditions precedent. Following the revolving period, the principal amount of the notes, if any, will be reduced as cash payments are received on the underlying personal loans and will be due and payable in the 36th month following the end of the revolving period. As of March 31, 2016, $298 million was outstanding under the notes.

Mill River 2015-VFN1 Trust. On January 15, 2016, we repaid $300 million on the variable funding notes issued by the Mill River Funding Trust 2015-VFN1 (the “Mill River 2015-VFN1 Trust”).

On January 21, 2016, we amended the note purchase agreement with the Mill River 2015-VFN1 Trust to decrease the maximum principal balance from $400 million to $100 million. As of March 31, 2016, $100 million was outstanding under the notes.

Sumner Brook Trust 2013-VFN1. On February 16, 2016, Sumner Brook Funding Trust 2013-VFN1 (the “Sumner Brook 2013-VFN1 Trust”), a wholly owned special purpose vehicle of SFC, repaid the entire $100 million outstanding principal balance of its variable funding notes. As of March 31, 2016, no amounts were outstanding under the notes.

Midbrook 2013-VFN1 Trust. On February 24, 2016, we amended the note purchase agreement with the Midbrook Funding Trust 2013-VFN1 to (i) extend the revolving period ending in June 2016 to February 2018 and (ii) decrease the maximum principal balance from $300 million to $250 million on February 24, 2017. Following the revolving period, the principal amount of the notes, if any, will be reduced as cash payments are received on the underlying personal loans and will be due and payable in the 36th month following the end of the revolving period. As of March 31, 2016, no amounts were outstanding under the notes.

Whitford Brook 2014-VFN1 Trust. On February 24, 2016, we amended the note purchase agreement with the Whitford Brook Funding Trust 2014-VFN1 to extend the revolving period ending in June 2017 to June 2018. Following the revolving period, the principal amount of the notes, if any, will be reduced as cash payments are received on the underlying personal loans and will be due and payable in the 12th month following the end of the revolving period. As of March 31, 2016, $200 million was outstanding under the notes.

First Avenue Funding LLC. On March 28, 2016, we amended the note purchase agreement with the First Avenue Funding LLC (“First Avenue”) to extend the revolving period ending in December 2017 to March 2018. Following the revolving period, the principal amount of the notes, if any, will be reduced as cash payments are received on the underlying auto loans and will be due and payable in full the 12 months following the maturity of the last auto loan held by First Avenue. As of March 31, 2016, $250 million was outstanding under the notes.

OMFH Conduit Facilities

Replacement of 2015 Warehouse Facility. On January 21, 2016, OMFH entered into four separate bilateral conduit facilities with unaffiliated financial institutions that provide an aggregate $2.4 billion of committed financing on a revolving basis for personal loans originated by OneMain (each, a “New Facility” and together, the “New Facilities”). The New Facilities replaced OMFH’s revolving conduit facility entered into on February 3, 2015 (the “2015 Warehouse Facility”) that was voluntarily terminated on the same date. The New Facilities provide higher advance rates, extend the term of the revolving periods of OMFH’s financing arrangements and eliminate certain terms and conditions included in the 2015 Warehouse Facility, including certain cross-default provisions and provisions requiring the absence of a material adverse change as a precondition to funding. In addition, the weighted average interest rate on the New Facilities is essentially the same as on the 2015 Warehouse Facility. The New Facilities also eliminate financial covenants, including the Net Worth Covenant and the Leverage Covenant in the 2015 Warehouse Facility. Neither OMFH nor any of its affiliates incurred any early termination penalty in connection with the termination of the 2015 Warehouse Facility.

A description of each New Facility is set forth below:

OneMain Financial B1 Warehouse Trust. On January 21, 2016, we established a private securitization facility in which OneMain Financial B1 Warehouse Trust, a wholly owned special purpose vehicle, issued variable funding notes to be backed by personal loans acquired from subsidiaries of OMFH from time to time. The notes had a maximum principal balance of (i) $550 million from the closing date through (but excluding) the first anniversary of the closing date, (ii) $450 million from the first anniversary of the closing date through (but excluding) the second anniversary of the closing date, and (iii) $350 million from and after the second anniversary of the closing date. The notes were to be funded over a three-year period, subject to the satisfaction of customary conditions precedent. During this period, the notes could be paid down in whole or in part and then redrawn. Following the three-year funding period, the principal amount of the notes, if any, would amortize and was payable in full in February 2021.

On March 21, 2016, we refinanced the OneMain Financial B1 Warehouse Trust into OneMain Financial B5 Warehouse Trust described below.

OneMain Financial B2 Warehouse Trust. On January 21, 2016, we established a private securitization facility in which OneMain Financial B2 Warehouse Trust, a wholly owned special purpose vehicle, issued variable funding notes with a maximum principal balance of $750 million to be backed by personal loans acquired from subsidiaries of OMFH from time to time. The notes were to be funded over a three-year period, subject to the satisfaction of customary conditions precedent. During this period, the notes could be paid down in whole or in part and then redrawn. Following the three-year funding period, the principal amount of the notes, if any, would amortize and was payable in full in February 2021.

On March 21, 2016, we refinanced the OneMain Financial B2 Warehouse Trust into OneMain Financial B6 Warehouse Trust described below.

OneMain Financial B3 Warehouse Trust. On January 21, 2016, we established a private securitization facility in which OneMain Financial B3 Warehouse Trust, a wholly owned special purpose vehicle, issued variable funding notes with a maximum principal balance of $350 million to be backed by personal loans acquired from subsidiaries of OMFH from time to time. The notes will be funded over a three-year period, subject to the satisfaction of customary conditions precedent. During this period, the notes can be paid down in whole or in part and then redrawn. Following the three-year funding period, the principal amount of the notes, if any, will amortize and will be due and payable in full in January 2020. No amounts were outstanding under the notes as of March 31, 2016.

OneMain Financial B4 Warehouse Trust. On January 21, 2016, we established a private securitization facility in which OneMain Financial B4 Warehouse Trust, a wholly owned special purpose vehicle, issued variable funding notes with a maximum principal balance of $750 million to be backed by personal loans acquired from subsidiaries of OMFH from time to time. The notes will be funded over a three-year period, subject to the satisfaction of customary conditions precedent. During this period, the notes can be paid down in whole or in part and then redrawn. Following the three-year funding period, the principal amount of the notes, if any, will amortize and will be due and payable in full in February 2021. No amounts were outstanding under the notes as of March 31, 2016.

OneMain Financial B5 Warehouse Trust. On March 21, 2016, we refinanced the OneMain Financial B1 Warehouse Trust into OneMain Financial B5 Warehouse Trust with the same unaffiliated financial institutions that provided committed financing on a revolving basis for personal loans originated by OMFH’s subsidiaries.  The maximum principal balance under the new facility is $550 million. The aggregate maximum capacity for this facility is subject to a scheduled reduction of $100 million on January 21, 2017 and a further reduction of $100 million on January 21, 2018. No amounts were outstanding under the notes as of March 31, 2016.

OneMain Financial B6 Warehouse Trust. On March 21, 2016, we refinanced the OneMain Financial B2 Warehouse Trust into OneMain Financial B6 Warehouse Trust with the same unaffiliated financial institutions that provided committed financing on a revolving basis for personal loans originated by OMFH’s subsidiaries. The maximum principal balance under the new facility is $750 million. As of March 31, 2016, $250 million was outstanding under the notes.

VIE INTEREST EXPENSE

Other than our retained subordinate and residual interests in the remaining consolidated securitization trusts, we are under no obligation, either contractually or implicitly, to provide financial support to these entities. Consolidated interest expense related to our VIEs for the three months ended March 31, 2016 totaled $100 million, compared to $38 million for the three months ended March 31, 2015.

DECONSOLIDATED VIES

As a result of the SpringCastle Interests Sale on March 31, 2016, we deconsolidated the securitization trust holding the underlying loans of the SpringCastle Portfolio and previously issued securitized interests, which were reported in long-term debt.

As a result of the sales of the mortgage-backed retained certificates during 2014, we (i) deconsolidated the securitization trusts holding the underlying real estate loans and previously issued securitized interests which were reported in long-term debt and (ii) established a reserve for sales recourse obligations of $7 million related to these sales. At March 31, 2016, this reserve totaled $7 million. We had no repurchase activity associated with these sales as of March 31, 2016. See Note 14 for further information on the total reserve for sales recourse obligations relating to the real estate loan sales, including the sales of the mortgage-backed retained certificates.

11. Earnings Per Share

The computation of earnings per share was as follows:

(dollars in millions except earnings per share)	Three Months Ended March 31,
	2016	2015

Numerator (basic and diluted):
Net income attributable to OneMain Holdings, Inc.	$137	$2
Denominator:
Weighted average number of shares outstanding (basic)	134,694,759	115,027,470
Effect of dilutive securities *	212,989	405,185
Weighted average number of shares outstanding (diluted)	134,907,748	115,432,655
Earnings per share:
Basic	$1.02	$0.01
Diluted	$1.01	$0.01

*
We have excluded the following shares in the diluted earnings per share calculation for the three months ended March 31, 2016 and 2015 because these shares would be anti-dilutive, which could impact the earnings per share calculation in the future:

•	579,432 performance shares and 1,011,860 service shares for the three months ended March 31, 2016,; and

•	597,477 performance shares for the three months ended March 31, 2015.

Basic earnings per share is computed by dividing net income or loss by the weighted-average number of shares outstanding during each period. Diluted earnings per share is computed based on the weighted-average number of common shares plus the effect of dilutive potential common shares outstanding during the period using the treasury stock method. Dilutive potential common shares represent outstanding unvested restricted stock units and restricted stock awards.

12. Accumulated Other Comprehensive Income (Loss)

Changes, net of tax, in accumulated other comprehensive income (loss) were as follows:

(dollars in millions)	Unrealized Gains (Losses) Available-for-Sale Securities	Retirement Plan Liabilities Adjustments	Foreign Currency Translation Adjustments	Total Accumulated Other Comprehensive Income (Loss)

Three Months Ended March 31, 2016
Balance at beginning of period	$(14)	$(19)	$—	$(33)
Other comprehensive income before reclassifications	17	—	4	21
Reclassification adjustments from accumulated other comprehensive income (loss)	(1)	—	—	(1)
Balance at end of period	$2	$(19)	$4	$(13)

Three Months Ended March 31, 2015
Balance at beginning of period	$12	$(13)	$4	$3
Other comprehensive income before reclassifications	3	—	1	4
Reclassification adjustments from accumulated other comprehensive income (loss)	(4)	—	—	(4)
Balance at end of period	$11	$(13)	$5	$3

Reclassification adjustments from accumulated other comprehensive income (loss) to the applicable line item on our condensed consolidated statements of operations were as follows:

(dollars in millions)	Three Months Ended March 31,
	2016	2015

Unrealized gains on investment securities:
Reclassification from accumulated other comprehensive income (loss) to investment revenues, before taxes	$2	$6
Income tax effect	(1)	(2)
Reclassification from accumulated other comprehensive income (loss) to investment revenues, net of taxes	$1	$4

13. Income Taxes

At March 31, 2016, we had a net deferred tax asset of $127 million, compared to $95 million at December 31, 2015. The increase in net deferred tax asset of $32 million was primarily due to the changes in the fair value of our finance receivables and an increase in allowance for finance receivable losses, partially offset by the impact of the SpringCastle Interests Sale.

The effective tax rate for the three months ended March 31, 2016 was 34.5% compared to 18.7% for the same period in 2015. The effective tax rates for the three months ended March 31, 2016 and 2015 differed from the federal statutory rates primarily due to the effects of the non-controlling interest in the previously owned SpringCastle Portfolio. As discussed in Note 2, on March 31, 2016, the Company sold its equity interest in the SpringCastle Portfolio.

We are currently under examination of our U.S. federal tax return for the years 2011 to 2013 by the Internal Revenue Service. Management believes it has adequately provided for taxes for such years.

The Company’s unrecognized tax positions including interest and penalties totaled $16 million at March 31, 2016 and $15 million at December 31, 2015, $9 million of which would affect the effective tax rate if recognized. The amount of any change in the balance of uncertain tax positions over the next 12 months is not expected to be material to our consolidated financial statements.

14. Contingencies

LEGAL CONTINGENCIES

In the normal course of business, Springleaf and OneMain have been named, from time to time, as defendants in various legal actions, including arbitrations, class actions and other litigation arising in connection with its activities. Some of the actual or threatened legal actions include claims for substantial compensatory and/or punitive damages or claims for indeterminate amounts of damages. While we will continue to identify certain legal actions where we believe a material loss to be reasonably possible and reasonably estimable, there can be no assurance that material losses will not be incurred from claims that we have not yet been notified of or are not yet determined to be probable or reasonably possible and reasonably estimable.

We contest liability and/or the amount of damages, as appropriate, in each pending matter. Where available information indicates that it is probable that a liability had been incurred at the date of the condensed consolidated financial statements and we can reasonably estimate the amount of that loss, we accrue the estimated loss by a charge to income. In many actions, however, it is inherently difficult to determine whether any loss is probable or even reasonably possible or to estimate the amount of any loss. In addition, even where loss is reasonably possible or an exposure to loss exists in excess of the liability already accrued with respect to a previously recognized loss contingency, it is not always possible to reasonably estimate the size of the possible loss or range of loss.

For certain legal actions, we cannot reasonably estimate such losses, particularly for actions that are in their early stages of development or where plaintiffs seek substantial or indeterminate damages. Numerous issues may need to be resolved, including through potentially lengthy discovery and determination of important factual matters, and by addressing novel or unsettled legal questions relevant to the actions in question, before a loss or additional loss or range of loss or additional loss can be reasonably estimated for any given action.

For certain other legal actions, we can estimate reasonably possible losses, additional losses, ranges of loss or ranges of additional loss in excess of amounts accrued, but do not believe, based on current knowledge and after consultation with counsel, that such losses will have a material adverse effect on our condensed consolidated financial statements as a whole.

SALES RECOURSE OBLIGATIONS

At March 31, 2016, our reserve for sales recourse obligations totaled $15 million, which primarily related to the real estate loan sales in 2014. During the three months ended March 31, 2016 and 2015, we had no repurchase activity and no material activity related to our reserve for sales recourse obligations. At March 31, 2016, there were no material recourse requests with loss exposure that management believes will not be covered by the reserve. However, we will continue to monitor any repurchase activity in the future and will adjust the reserve accordingly.

It is inherently difficult to determine whether any recourse losses are probable or even reasonably possible or to estimate the amounts of any losses. In addition, even where recourse losses are reasonably possible or exposure to such losses exists in excess of the liability already accrued, it is not always possible to reasonably estimate the size of the possible recourse losses or range of losses.

15. Benefit Plans

The following table presents the components of net periodic benefit cost with respect to our defined benefit pension plans:

(dollars in millions)	Three Months Ended March 31,
	2016	2015

Components of net periodic benefit cost - pension plans:
Interest cost	$4	$4
Expected return on assets	(4)	(5)
Net periodic benefit cost	$—	$(1)

We do not currently fund post retirement benefits.

16. Segment Information

Our segments coincide with how our businesses are managed. At March 31, 2016, our three segments include:

•	Consumer and Insurance;

•	Acquisitions and Servicing; and

•	Real Estate.

On November 15, 2015, we completed our acquisition of OneMain, and their results are included in our consolidated results for the three months ended March 31, 2016. We include OneMain’s operations within the Consumer and Insurance segment.

Management considers Consumer and Insurance, and Acquisitions and Servicing as our “Core Consumer Operations” and Real Estate as our “Non-Core Portfolio.”

Our segments are managed as follows:

Core Consumer Operations

•
Consumer and Insurance — We originate and service personal loans (secured and unsecured) through two business divisions: branch operations and centralized operations and offer credit insurance (life insurance, disability insurance, and involuntary unemployment insurance), non-credit insurance, and ancillary products, such as warranty protection. As a result of the OneMain Acquisition, our combined branch operations primarily conduct business in 43 states, which are our core operating states. Our centralized operations underwrite and process certain loan applications that we receive from our branch operations or through an internet portal. If the applicant is located near an existing branch (“in footprint”), our centralized operations make the credit decision regarding the application and then request, but do not require, the customer to visit a nearby branch for closing, funding and servicing. If the applicant is not located near a branch (“out of footprint”), our centralized operations originate the loan.

•
Acquisitions and Servicing — We service the SpringCastle Portfolio that was acquired through a joint venture in which we owned a 47% equity interest. On March 31, 2016, the SpringCastle Portfolio was sold in connection with the sale of our equity interest in the SpringCastle Joint Venture. These loans consist of unsecured loans and loans secured by subordinate residential real estate mortgages and include both closed-end accounts and open-end lines of credit. These loans are in a liquidating status and vary in substance and form from our originated loans. Unless terminated, we will continue to provide the servicing for these loans, which we service as unsecured loans because the liens are subordinated to superior ranking security interests.

Non-Core Portfolio

•
Real Estate — We service and hold real estate loans secured by first or second mortgages on residential real estate. Real estate loans previously originated through our branch offices or previously acquired or originated through centralized distribution channels are serviced by: (i) MorEquity and subserviced by Nationstar; (ii) Select Portfolio Servicing, Inc.; or (iii) our centralized operations. Investment funds managed by affiliates of Fortress indirectly own a majority interest in Nationstar. Prior to the OneMain Acquisition, this segment also included proceeds from the sale of our real estate loans in 2014. We used these proceeds to acquire OneMain.

The remaining components (which we refer to as “Other”) consist of our other non-core, non-originating legacy operations, which are isolated by geographic market and/or distribution channel from our Core Consumer Operations and our Non-Core Portfolio. These operations include: (i) Springleaf legacy operations in 14 states where we had also ceased branch-based personal lending; (ii) Springleaf liquidating retail sales finance portfolio (including retail sales finance accounts from its legacy auto finance operation); (iii) Springleaf lending operations in Puerto Rico and the U.S. Virgin Islands; and (iv) the operations of Springleaf United Kingdom subsidiary.

We evaluate the performance of the segments based on pretax operating earnings. The accounting policies of the segments are the same as those disclosed in Note 3 of our 2015 Annual Report on Form 10-K, except as described below.

Due to the nature of the OneMain Acquisition, we applied purchase accounting. However, we report the operating results of our Core Consumer Operations, Non-Core Portfolio, and Other using “Segment Accounting Basis,” which (i) reflects our allocation methodologies for certain costs, primarily interest expense, loan loss reserves and acquisition costs to reflect the manner in which we assess our business results and (ii) excludes the impact of applying purchase accounting. These allocations and adjustments have a material effect on our reported segment basis income as compared to GAAP. We believe a Segment Accounting Basis (a basis other than U.S. GAAP) provides investors the basis for which management evaluates segment performance.

We allocate revenues and expenses (on a Segment Accounting Basis) to each segment using the following methodologies:

Interest income	Directly correlated with a specific segment.
Interest expense	Acquisition and Servicing - This segment includes interest expense specifically identified to the SpringCastle Portfolio.
Consumer and Insurance, Real Estate and Other - The Company has securitization debt and unsecured debt. The Company first allocates interest expense to its segments based on actual expense for securitizations and secured term debt and using a weighted average for unsecured debt allocated to the segments. Average unsecured debt allocations for the periods presented are as follows:

Subsequent to the OneMain Acquisition
Total average unsecured debt is allocated as follows:
● Consumer and Insurance - receives remainder of unallocated average debt; and
● Real Estate and Other - at 100% of asset base. (Asset base represents the average net finance receivables including finance receivables held for sale.)
The net effect of the change in debt allocation and asset base methodologies for the three months ended March 31, 2015 had it been in place as of the beginning of the year would be an increase in interest expense of $54 million for Consumer and Insurance and a decrease in interest expense of $45 million and $9 million for Real Estate and Other, respectively.

For the period third quarter 2014 to the OneMain Acquisition
Total average unsecured debt is allocated to Consumer and Insurance, Real Estate and Other, such that the total debt allocated across each segment equals 83%, up to 100% and 100% of each of its respective asset base. Any excess is allocated to Consumer and Insurance.

Average unsecured debt is allocated after average securitized debt to achieve the calculated average segment debt.
Asset base represents the following:
● Consumer and Insurance - average net finance receivables including average net finance receivables held for sale;
● Real Estate - average net finance receivables including average net finance receivables held for sale, cash and cash equivalents, investments including proceeds from Real Estate sales; and
● Other - average net finance receivables other than the periods listed below:
●  May 2015 to the OneMain Acquisition - average net finance receivables and cash and cash equivalents less proceeds from equity issuance in 2015, operating cash reserve and cash included in other segments.

● February 2015 to April 2015 - average net finance receivables and cash and cash equivalents less operating cash reserve and cash included in other segments.
Provision for finance receivable losses	Directly correlated with a specific segment, except for allocations to Other, which are based on the remaining delinquent accounts as a percentage of total delinquent accounts.
Other revenues
Directly correlated with a specific segment, except for: (i) net gain (loss) on repurchases and repayments of debt, which is allocated to the segments based on the interest expense allocation of debt and (ii) gains and losses on foreign currency exchange, which is allocated to the segments based on the interest expense allocation of debt.

Salaries and benefits	Directly correlated with a specific segment. Other salaries and benefits not directly correlated with a specific segment are allocated to each of the segments based on services provided.
Acquisition-related transaction and integration expenses
Consists of: (i) acquisition-related transaction and integration costs related to the OneMain Acquisition, including legal and other professional fees, which we primarily report in Other, as these are costs related to acquiring the business as opposed to operating the business; (ii) software termination costs, which are allocated to Consumer and Insurance; and (iii) incentive compensation incurred above and beyond expected cost from acquiring and retaining talent in relation to the OneMain Acquisition, which are allocated to each of the segments based on services provided.

Other operating expenses	Directly correlated with a specific segment. Other operating expenses not directly correlated with a specific segment are allocated to each of the segments based on services provided.
Insurance policy benefits and claims	Directly correlated with a specific segment.

The “Segment to GAAP Adjustment” column in the following tables primarily consists of:

•
Interest income - the net purchase accounting impact of the amortization (accretion) of the net premium (discount) assigned to finance receivables and the impact of identifying purchased credit impaired finance receivables as compared to the historical values of finance receivables;

•	Interest expense - primarily includes the accretion of the net discount applied to our long term debt as part of purchase accounting;

•	Provision for finance receivable losses - the adjustment to reflect the difference between our allowance adjustment calculated under our Segment Accounting Basis and our GAAP basis;

•
Other revenues - the impact of carrying value differences between Segment Accounting Basis and purchase accounting basis when measuring mark to market for loans held for sale and realized gains/losses associated with our investment portfolio; and

•	Other expenses - the net impact of amortization associated with identified intangibles as part of purchase accounting and deferred costs impacted by purchase accounting.

The following tables present information about the Company’s segments, as well as reconciliations to the condensed consolidated financial statement amounts.

(dollars in millions)	Consumer and Insurance	Acquisitions and Servicing	Real Estate	Other	Eliminations	Segment to GAAP Adjustment	Consolidated Total

At or for the Three Months Ended March 31, 2016
Interest income	$849	$102	$15	$1	$—	$(136)	$831
Interest expense	175	20	13	—	—	18	226
Provision for finance receivable losses	232	14	2	—	—	(51)	197
Net interest income (loss) after provision for finance receivable losses	442	68	—	1	—	(103)	408
Net gain on sale of SpringCastle interests	—	167	—	—	—	—	167
Other revenues	141	11	(11)	—	(11)	6	136
Acquisition-related transaction and integration expenses	28	—	—	9	—	(4)	33
Other expenses	388	26	7	(4)	(11)	20	426
Income (loss) before provision for (benefit from) income taxes	167	220	(18)	(4)	—	(113)	252
Income before provision for income taxes attributable to non-controlling interests	—	28	—	—	—	—	28
Income (loss) before provision for (benefit from) income taxes attributable to OneMain Holdings, Inc.	$167	$192	$(18)	$(4)	$—	$(113)	$224

Assets	$11,352	$106	$667	$293	$4,455	$2,261	$19,134

(dollars in millions)	Consumer and Insurance	Acquisitions and Servicing	Real Estate	Other	Eliminations	Segment to GAAP Adjustment	Consolidated Total

At or for the Three Months Ended March 31, 2015
Interest income	$256	$124	$18	$2	$—	$3	$403
Interest expense	40	23	60	10	(5)	30	158
Provision for finance receivable losses	56	20	2	—	—	2	80
Net interest income (loss) after provision for finance receivable losses	160	81	(44)	(8)	5	(29)	165
Other revenues	51	19	3	—	(19)	(2)	52
Acquisition-related transaction and integration expenses	—	—	—	3	—	—	3
Other expenses	146	29	7	2	(14)	1	171
Income (loss) before provision for (benefit from) income taxes	65	71	(48)	(13)	—	(32)	43
Income before provision for income taxes attributable to non-controlling interests	—	33	—	—	—	—	33
Income (loss) before provision for (benefit from) income taxes attributable to OneMain Holdings, Inc.	$65	$38	$(48)	$(13)	$—	$(32)	$10

Assets *	$4,868	$2,087	$3,613	$1,690	$—	$22	$12,280

*	Assets reflect the following:

•	As a result of our early adoption of ASU 2015-03, we reclassified $32 million of debt issuance costs from other assets to long-term debt as of March 31, 2015.

•
In connection with our policy integration with OneMain, we report unearned insurance premium and claim reserves related to finance receivables (previously reported in insurance claims and policyholder liabilities) as a contra-asset to net finance receivables, which totaled $216 million at March 31, 2015.

•
During the second quarter of 2015, we identified incorrect allocations of our total assets disclosure within our segment footnote and have corrected the previously disclosed total assets at March 31, 2015 in the table above.

17. Fair Value Measurements

The fair value of a financial instrument is the amount that would be expected to be received if an asset were to be sold or the amount that would be paid to transfer a liability in an orderly transaction between market participants at the measurement date. The degree of judgment used in measuring the fair value of financial instruments generally correlates with the level of pricing observability. Financial instruments with quoted prices in active markets generally have more pricing observability and less judgment is used in measuring fair value. Conversely, financial instruments traded in other-than-active markets or that do not have quoted prices have less observability and are measured at fair value using valuation models or other pricing techniques that require more judgment. An other-than-active market is one in which there are few transactions, the prices are not current, price quotations vary substantially either over time or among market makers, or little information is released publicly for the asset or liability being valued. Pricing observability is affected by a number of factors, including the type of financial instrument, whether the financial instrument is listed on an exchange or traded over-the-counter or is new to the market and not yet established, the characteristics specific to the transaction, and general market conditions.

The following table summarizes the fair values and carrying values of our financial instruments and indicates the fair value hierarchy based on the level of inputs we utilized to determine such fair values:

	Fair Value Measurements Using			Total Fair Value	Total Carrying Value
(dollars in millions)	Level 1	Level 2	Level 3

March 31, 2016
Assets
Cash and cash equivalents	$709	$7	$—	$716	$716
Investment securities	37	1,832	3	1,872	1,872
Net finance receivables, less allowance for finance receivable losses	—	—	13,662	13,662	13,200
Finance receivables held for sale	—	—	804	804	776
Restricted cash and cash equivalents	588	—	—	588	588
Other assets:
Commercial mortgage loans	—	—	53	53	53
Escrow advance receivable	—	—	11	11	11
Receivables related to sales of real estate loans and related trust assets	—	1	—	1	5

Liabilities
Long-term debt	$—	$14,997	$—	$14,997	$14,870

December 31, 2015
Assets
Cash and cash equivalents	$939	$—	$—	$939	$939
Investment securities	36	1,829	2	1,867	1,867
Net finance receivables, less allowance for finance receivable losses	—	—	15,943	15,943	14,967
Finance receivables held for sale	—	—	819	819	793
Restricted cash and cash equivalents	676	—	—	676	676
Other assets:
Commercial mortgage loans	—	—	62	62	62
Escrow advance receivable	—	—	11	11	11
Receivables related to sales of real estate loans and related trust assets	—	1	—	1	5

Liabilities
Long-term debt	$—	$17,616	$—	$17,616	$17,300

FAIR VALUE MEASUREMENTS — RECURRING BASIS

The following tables present information about our assets measured at fair value on a recurring basis and indicates the fair value hierarchy based on the levels of inputs we utilized to determine such fair value:

	Fair Value Measurements Using			Total Carried At Fair Value
(dollars in millions)	Level 1	Level 2	Level 3

March 31, 2016
Assets
Cash equivalents in mutual funds	$164	$—	$—	$164
Cash equivalents in certificates of deposit and commercial paper	—	7	—	7
Investment securities:
Available-for-sale securities:
Bonds:
U.S. government and government sponsored entities	—	106	—	106
Obligations of states, municipalities, and political subdivisions	—	144	—	144
Non-U.S. government and government sponsored entities	—	122	—	122
Corporate debt	—	1,042	—	1,042
RMBS	—	118	—	118
CMBS	—	116	—	116
CDO/ABS	—	55	—	55
Total bonds	—	1,703	—	1,703
Preferred stock	6	7	—	13
Common stock	24	—	—	24
Other long-term investments	—	—	2	2
Total available-for-sale securities *	30	1,710	2	1,742
Other securities:
Bonds:
Non-U.S. government and government sponsored entities	—	3	—	3
Corporate debt	1	115	—	116
RMBS	—	2	—	2
CMBS	—	2	—	2
Total bonds	1	122	—	123
Preferred stock	6	—	—	6
Total other securities	7	122	—	129
Total investment securities	37	1,832	2	1,871
Restricted cash in mutual funds	210	—	—	210
Total	$411	$1,839	$2	$2,252

*	Excludes an immaterial interest in a limited partnership that we account for using the equity method and Federal Home Loan Bank common stock of $1 million at March 31, 2016, which is carried at cost.

	Fair Value Measurements Using			Total Carried At Fair Value
(dollars in millions)	Level 1	Level 2	Level 3

December 31, 2015
Assets
Cash equivalents in mutual funds	$240	$—	$—	$240
Investment securities:
Available-for-sale securities:
Bonds:
U.S. government and government sponsored entities	—	111	—	111
Obligations of states, municipalities, and political subdivisions	—	140	—	140
Non-U.S. government and government sponsored entities	—	126	—	126
Corporate debt	—	999	—	999
RMBS	—	128	—	128
CMBS	—	116	—	116
CDO/ABS	—	71	—	71
Total bonds	—	1,691	—	1,691
Preferred stock	6	7	—	13
Common stock	23	—	—	23
Other long-term investments	—	—	2	2
Total available-for-sale securities (a)	29	1,698	2	1,729
Trading and other securities:
Bonds:
Non-U.S. government and government sponsored entities	—	3	—	3
Corporate debt	—	124	—	124
RMBS	—	2	—	2
CMBS	—	2	—	2
Total bonds	—	131	—	131
Preferred stock	6	—	—	6
Total trading and other securities (b)	6	131	—	137
Total investment securities	35	1,829	2	1,866
Restricted cash in mutual funds	277	—	—	277
Total	$552	$1,829	$2	$2,383

(a)
Excludes an immaterial interest in a limited partnership that we account for using the equity method and Federal Home Loan Bank common stock of $1 million at December 31, 2015, which is carried at cost.

(b)	The fair value of other securities totaled $128 million at December 31, 2015.

We had no transfers between Level 1 and Level 2 during the three months ended March 31, 2016.

The following table presents changes in Level 3 assets measured at fair value on a recurring basis:

		Net gains (losses) included in:		Purchases, sales, issues, settlements	Transfers into Level 3	Transfers out of Level 3 *	Balance at end of period
	Balance at beginning of period	Other revenues	Other comprehensive income (loss)
(dollars in millions)

Three Months Ended March 31, 2016
Investment securities:
Available-for-sale securities:
Other long-term investments	$2	$—	$—	$—	$—	$—	$2
Total	$2	$—	$—	$—	$—	$—	$2

Three Months Ended March 31, 2015
Investment securities:
Available-for-sale securities:
Bonds:
Corporate debt	$4	$—	$—	$—	$—	$—	$4
CMBS	3	—	—	—	—	(3)	—
Total bonds	7	—	—	—	—	(3)	4
Other long-term investments	1	—	—	—	—	—	1
Total	$8	$—	$—	$—	$—	$(3)	$5

*	During the three months ended March 31, 2015, we transferred CMBS securities totaling $3 million out of Level 3 primarily related to the greater observability of pricing inputs.

We used observable and/or unobservable inputs to determine the fair value of positions that we have classified within the Level 3 category. As a result, the unrealized gains and losses for assets and liabilities within the Level 3 category presented in the Level 3 tables above may include changes in fair value that were attributable to both observable (e.g., changes in market interest rates) and unobservable (e.g., changes in unobservable long-dated volatilities) inputs.

The unobservable inputs and quantitative data used in our Level 3 valuations for our investment securities were developed and used in models created by our third-party valuation service providers, which values were used by us for fair value disclosure purposes without adjustment. We applied the third-party exception which allows us to omit certain quantitative disclosures about unobservable inputs for other long-term investments. As a result, the weighted average ranges of the inputs for these investment securities are not applicable in the following table.

Quantitative information about Level 3 inputs for our assets measured at fair value on a recurring basis for which information about the unobservable inputs is reasonably available to us at March 31, 2016 and December 31, 2015 is as follows:

Range (Weighted Average)
	Valuation Technique(s)	Unobservable Input	March 31, 2016	December 31, 2015
RMBS	Discounted cash flows	Spread	693 bps (a)	665 bps (a)
Other long-term investments	Discounted cash flows and indicative valuations	Historical costs Nature of investment Local market conditions Comparables Operating performance Recent financing activity	N/A (b)	N/A (b)

(a)	At March 31, 2016 and December 31, 2015, RMBS consisted of one bond, which was less than $1 million.

(b)	Not applicable.

The fair values of the assets using significant unobservable inputs are sensitive and can be impacted by significant increases or decreases in any of those inputs. Level 3 broker-priced instruments, including RMBS (except for the one bond previously noted), CMBS, and CDO/ABS, are excluded from the table above because the unobservable inputs are not reasonably available to us.

Our RMBS, CMBS, and CDO/ABS securities have unobservable inputs that are reliant on and sensitive to the quality of their underlying collateral. The inputs, although not identical, have similar characteristics and interrelationships. Generally a change in the assumption used for the probability of default is accompanied by a directionally similar change in the assumption used for the loss severity and a directionally opposite change in the assumption used for prepayment speeds. An improvement in the workout criteria related to the restructured debt and/or debt covenants of the underlying collateral may lead to an improvement in the cash flows and have an inverse impact on other inputs, specifically a reduction in the amount of discount applied for marketability and liquidity, making the structured bonds more attractive to market participants.

FAIR VALUE MEASUREMENTS — NON-RECURRING BASIS

We measure the fair value of certain assets on a non-recurring basis when events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable.

Assets measured at fair value on a non-recurring basis on which we recorded impairment charges were as follows:

	Fair Value Measurements Using *
(dollars in millions)	Level 1	Level 2	Level 3	Total

March 31, 2016
Assets
Real estate owned	$—	$—	$10	$10
Commercial mortgage loans	—	—	8	8
Total	$—	$—	$18	$18

December 31, 2015
Assets
Real estate owned	$—	$—	$11	$11
Commercial mortgage loans	—	—	8	8
Total	$—	$—	$19	$19

*	The fair value information presented in the table is as of the date the fair value adjustment was recorded.

Net impairment charges recorded on assets measured at fair value on a non-recurring basis were as follows:

(dollars in millions)	Three Months Ended March 31,
	2016	2015

Assets
Real estate owned	$1	$1
Commercial mortgage loans *	1	—
Total	$2	$1

*	Net impairment charges recorded on commercial mortgage loans for the three months ended March 31, 2015 was less than $1 million and, therefore, is not quantified in the table above.

In accordance with the authoritative guidance for the accounting for the impairment of long-lived assets, we wrote down certain real estate owned reported in our Real Estate segment to their fair value less cost to sell for the three months ended March 31, 2016 and 2015 and recorded the writedowns in other revenues — other. The fair values of real estate owned disclosed in the table above are unadjusted for transaction costs as required by the authoritative guidance for fair value measurements. The amounts of real estate owned recorded in other assets are net of transaction costs as required by the authoritative guidance for accounting for the impairment of long-lived assets.

In accordance with the authoritative guidance for the accounting for the impairment of commercial mortgage loans, we recorded allowance adjustments on certain impaired commercial mortgage loans reported in our Consumer and Insurance segment to record their fair value for the three months ended March 31, 2016 and 2015 and recorded the net impairments in investment revenues.

The inputs and quantitative data used in our Level 3 valuations for our real estate owned and commercial mortgage loans are unobservable primarily due to the unique nature of specific real estate assets. Therefore, we used independent third-party providers, familiar with local markets, to determine the values used for fair value disclosures without adjustment. We applied the third-party exception which allows us to omit certain quantitative disclosures about unobservable inputs. As a result, the weighted average ranges of the inputs are not applicable in the following table.

Quantitative information about Level 3 inputs for our assets measured at fair value on a non-recurring basis at March 31, 2016 and December 31, 2015 is as follows:

Range (Weighted Average)
	Valuation Technique(s)	Unobservable Input	March 31, 2016	December 31, 2015
Real estate owned	Market approach	Third-party valuation	N/A*	N/A*
Commercial mortgage loans	Market approach Income approach Cost approach	Local market conditions Nature of investment Comparable property sales Operating performance	N/A*	N/A*

*	Not applicable.

FAIR VALUE MEASUREMENTS — VALUATION METHODOLOGIES AND ASSUMPTIONS

We use the following methods and assumptions to estimate fair value.

Cash and Cash Equivalents

The carrying amount of cash and cash equivalents, including cash and cash equivalents in certificates of deposit and commercial paper, approximates fair value.

Mutual Funds

Our unit of account is the mutual fund, which is measured at net asset value.

Investment Securities

We utilize third-party valuation service providers to measure the fair value of our investment securities, which are classified as available-for-sale or as trading and other and consist primarily of bonds. Whenever available, we obtain quoted prices in active markets for identical assets at the balance sheet date to measure investment securities at fair value. We generally obtain market price data from exchange or dealer markets.

We estimate the fair value of fixed maturity investment securities not traded in active markets by referring to traded securities with similar attributes, using dealer quotations and a matrix pricing methodology, or discounted cash flow analyses. This methodology considers such factors as the issuer’s industry, the security’s rating and tenor, its coupon rate, its position in the capital structure of the issuer, yield curves, credit curves, composite ratings, bid-ask spreads, prepayment rates and other relevant factors. For fixed maturity investment securities that are not traded in active markets or that are subject to transfer restrictions, we adjust the valuations to reflect illiquidity and/or non-transferability. Such adjustments are generally based on available market evidence. In the absence of such evidence, management’s best estimate is used.

We elect the fair value option for investment securities that are deemed to incorporate an embedded derivative and for which it is impracticable for us to isolate and/or value the derivative.

The fair value of certain investment securities is based on the amortized cost, which is assumed to approximate fair value.

Finance Receivables

The fair value of net finance receivables, less allowance for finance receivable losses, both non-impaired and purchased credit impaired, are determined using discounted cash flow methodologies. The application of these methodologies requires us to make certain judgments and estimates based on our perception of market participant views related to the economic and competitive environment, the characteristics of our finance receivables, and other similar factors. The most significant judgments and estimates made relate to prepayment speeds, default rates, loss severity, and discount rates. The degree of judgment and estimation applied is significant in light of the current capital markets and, more broadly, economic environments. Therefore, the fair value of our finance receivables could not be determined with precision and may not be realized in an actual sale. Additionally, there may be inherent limitations in the valuation methodologies we employed, and changes in the underlying assumptions used could significantly affect the results of current or future values.

Finance Receivables Held for Sale

We determined the fair value of finance receivables held for sale that were originated as held for investment based on negotiations with prospective purchasers (if any) or by using projected cash flows discounted at the weighted-average interest rates offered by us in the market for similar finance receivables. We based cash flows on contractual payment terms adjusted for estimates of prepayments and credit related losses.

Restricted Cash and Cash Equivalents

The carrying amount of restricted cash and cash equivalents approximates fair value.

Commercial Mortgage Loans

Given the short remaining average life of the portfolio, the carrying amount of commercial mortgage loans approximates fair value. The carrying amount includes an estimate for credit related losses which is based on independent third-party valuations.

Real Estate Owned

We initially base our estimate of the fair value on independent third-party valuations at the time we take title to real estate owned. Subsequent changes in fair value are based upon independent third-party valuations obtained periodically to estimate a price that would be received in a then current transaction to sell the asset.

Escrow Advance Receivable

The carrying amount of escrow advance receivable approximates fair value.

Receivables Related to Sales of Real Estate Loans and Related Trust Assets

The carrying amount of receivables related to sales of real estate loans and related trust assets less estimated forfeitures, which are reflected in other liabilities, approximates fair value.

Long-term Debt

We either receive fair value measurements of our long-term debt from market participants and pricing services or we estimate the fair values of long-term debt using projected cash flows discounted at each balance sheet date’s market-observable implicit-credit spread rates for our long-term debt.

We record at fair value long-term debt issuances that are deemed to incorporate an embedded derivative and for which it is impracticable for us to isolate and/or value the derivative. At March 31, 2016, we had no debt carried at fair value under the fair value option.

We estimate the fair values associated with variable rate revolving lines of credit to be equal to par.

18. Subsequent Events

SFC’S OFFERING OF SENIOR NOTES

On April 11, 2016, SFC issued $1.0 billion aggregate principal amount of 8.25% Senior Notes due 2020 under an Indenture dated as of December 3, 2014 (the “Base Indenture”), as supplemented by a Second Supplemental Indenture, dated as of April 11, 2016 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), pursuant to which OMH provided a guarantee of the notes on an unsecured basis.

SFC used a portion of the proceeds from the offering to repurchase approximately $600 million aggregate principal amount of its existing senior notes that mature in 2017, at a premium to principal amount from certain beneficial owners, and certain of those beneficial owners purchased notes in the offering. SFC intends to use the remaining net proceeds for general corporate purposes, which may include further debt repurchases and repayments.

The notes will mature on December 15, 2020 and bear interest at a rate of 8.25% per annum, payable semiannually in arrears on June 15 and December 15 of each year, beginning on December 15, 2016. The notes are SFC’s senior unsecured obligations and rank equally in right of payment to all of SFC’s other existing and future unsubordinated indebtedness from time to time outstanding. The notes are guaranteed by OMH and will not be guaranteed by any of SFC’s subsidiaries or any other party. The notes are effectively subordinated to all of SFC’s secured obligations to the extent of the value of the assets securing such obligations and structurally subordinated to any existing and future obligations of SFC’s subsidiaries with respect to claims against the assets of such subsidiaries.

The notes may be redeemed at any time and from time to time, at the option of SFC, in whole or in part at a “make-whole” redemption price specified in the Indenture. The notes will not have the benefit of any sinking fund.

The Indenture contains covenants that, among other things (i) limit SFC’s ability to create liens on assets and (ii) restrict SFC’s ability to consolidate, merge or sell its assets. The Indenture also provides for events of default which, if any of them occur, would permit or require the principal of and accrued interest on the notes to become, or to be declared, due and payable.

LENDMARK SALE

On May 2, 2016, pursuant to the Purchase and Sale Agreement, dated as of November 12, 2015, by and between OneMain Holdings, Inc., certain of our subsidiaries and Lendmark and as required by our previously disclosed DOJ Settlement Agreement, we completed the sale of 127 Springleaf branches and, subject to certain exclusions, the associated personal loans issued to customers of such branches, fixed non-information technology assets and certain other tangible personal property located in such branches to Lendmark for an aggregate cash purchase price of $624 million. Such sale was effective as of April 30, 2016, and included the sale to Lendmark of personal loans with an unpaid principal balance as of March 31, 2016, of $600 million. We have entered into a Transition Services Agreement with Lendmark, and our activities will remain subject to the oversight of the Monitoring Trustee appointed by the Court pursuant to the DOJ Settlement Agreement until the expiration of the Transition Services Agreement. Although we continue to take such steps as we believe are necessary to comply with the terms of the DOJ Settlement Agreement, no assurance can be given that we will not incur fines or penalties associated with our activities pursuant to the Transition Services Agreement or our efforts to comply with the terms of the DOJ Settlement Agreement.

Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.

An index to our management’s discussion and analysis follows:

Forward-Looking Statements

This report contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact but instead represent only management’s current beliefs regarding future events. By their nature, forward-looking statements involve inherent risks, uncertainties and other important factors that may cause actual results, performance or achievements to differ materially from those expressed in or implied by such forward-looking statements. We caution you not to place undue reliance on these forward-looking statements that speak only as of the date they were made. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this presentation or to reflect the occurrence of unanticipated events or the non-occurrence of anticipated events. Forward-looking statements include, without limitation, statements concerning future plans, objectives, goals, projections, strategies, events or performance, and underlying assumptions and other statements related thereto. Statements preceded by, followed by or that otherwise include the words “anticipates,” “appears,” “are likely,” “believes,” “estimates,” “expects,” “foresees,” “intends,” “plans,” “projects” and similar expressions or future or conditional verbs such as “would,” “should,” “could,” “may,” or “will,” are intended to identify forward-looking statements. Important factors that could cause actual results, performance or achievements to differ materially from those expressed in or implied by forward-looking statements include, without limitation, the following:

•	the inability to obtain, or delays in obtaining, cost savings and synergies from the OneMain Acquisition and risks and other uncertainties associated with the integration of the companies;

•	unanticipated expenditures relating to the OneMain Acquisition;

•	any litigation, fines or penalties that could arise relating to the OneMain Acquisition;

•	the impact of the OneMain Acquisition on each company’s relationships with employees and third parties;

•
various risks relating to the sale of branches to Lendmark Financial Services, LLC (the “Lendmark Sale”) in connection with the previously disclosed settlement with the U.S. Department of Justice (the “DOJ”);

•
changes in general economic conditions, including the interest rate environment in which we conduct business and the financial markets through which we can access capital and also invest cash flows from our Consumer and Insurance segment;

•	levels of unemployment and personal bankruptcies;

•	natural or accidental events such as earthquakes, hurricanes, tornadoes, fires, or floods affecting our customers, collateral, or branches or other operating facilities;

•	war, acts of terrorism, riots, civil disruption, pandemics, cyber security breaches, or other events disrupting business or commerce;

•	changes in the rate at which we can collect or potentially sell our finance receivables portfolio;

•	the effectiveness of our credit risk scoring models in assessing the risk of customer unwillingness or lack of capacity to repay;

•	changes in our ability to attract and retain employees or key executives to support our businesses;

•
changes in the competitive environment in which we operate, including the demand for our products, customer responsiveness to our distribution channels, and the strength and ability of our competitors to operate independently or to enter into business combinations that result in a more attractive range of customer products or provide greater financial resources;

•	shifts in collateral values, delinquencies, or credit losses;

•
changes in federal, state or local laws, regulations, or regulatory policies and practices, including the Dodd-Frank Wall Street Reform and Consumer Protection Act (which, among other things, established the Consumer Financial Protection Bureau, which has broad authority to regulate and examine financial institutions, including us), that affect our ability to conduct business or the manner in which we conduct business, such as licensing requirements, pricing limitations or restrictions on the method of offering products, as well as changes that may result from increased regulatory scrutiny of the sub-prime lending industry;

•
potential liability relating to real estate and personal loans which we have sold or may sell in the future, or relating to securitized loans, if it is determined that there was a non-curable breach of a representation or warranty made in connection with such transactions;

•
the costs and effects of any actual or alleged violations of any federal, state or local laws, rules or regulations, including any litigation associated therewith, any impact to our business operations, reputation, financial position, results of operations or cash flows arising therefrom, any impact to our relationships with lenders, investors or other third parties attributable thereto, and the costs and effects of any breach of any representation, warranty or covenant under any of our contractual arrangements, including indentures or other financing arrangements or contracts, as a result of any such violation;

•
the costs and effects of any fines, penalties, judgments, decrees, orders, inquiries, investigations, subpoenas, or enforcement or other proceedings of any governmental or quasi-governmental agency or authority and any litigation associated therewith;

•	our continued ability to access the capital markets or the sufficiency of our current sources of funds to satisfy our cash flow requirements;

•	our ability to comply with our debt covenants;

•	our ability to generate sufficient cash to service all of our indebtedness;

•	the effects of any downgrade of our debt ratings by credit rating agencies, which could have a negative impact on our cost of and/or access to capital;

•
our substantial indebtedness, which could prevent us from meeting our obligations under our debt instruments and limit our ability to react to changes in the economy or our industry, or our ability to incur additional borrowings;

•	the impacts of our securitizations and borrowings;

•	our ability to maintain sufficient capital levels in our regulated and unregulated subsidiaries;

•	changes in accounting standards or tax policies and practices and the application of such new policies and practices to the manner in which we conduct business;

•	any failure or inability to achieve the SpringCastle Portfolio performance requirements set forth in the SpringCastle Interests Sale purchase agreement; and

•	the effect of future sales of our remaining portfolio of real estate loans and the transfer of servicing of these loans.

We also direct readers to other risks and uncertainties discussed in other documents we file with the SEC.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we may have expressed or implied by these forward-looking statements. We caution that you should not place undue reliance on any of our forward-looking statements. You should specifically consider the factors identified in this report that could cause actual results to differ before making an investment decision to purchase our common stock. Furthermore, new risks and uncertainties arise from time to time, and it is impossible for us to predict those events or how they may affect us.

Overview

On November 15, 2015, we completed our acquisition of OneMain from Citigroup. The acquisition of OneMain has brought together two branch-based consumer finance companies with complementary strategies and locations. Together, we provide personal loans primarily to non-prime customers through our combined network of over 1,900 branch offices in 43 states as of March 31, 2016 and on a centralized basis as part of our centralized operations and our iLoan platform. We also write credit and non-credit insurance policies covering our customers and the property pledged as collateral for our personal loans.

OUR PRODUCTS

Our core product offerings include:

•
Personal Loans — We offer personal loans through our combined branch network and over the internet through our centralized operations to customers who generally need timely access to cash. Our personal loans are typically non-revolving with a fixed-rate and a fixed, original term of three to six years. At March 31, 2016, we had over 2.3 million personal loans, representing $13.9 billion of net finance receivables (including personal loans held for sale of $606 million). At March 31, 2016, $3.0 billion, or 22%, were secured by collateral consisting of titled personal property (such as automobiles) and $10.3 billion, or 78%, were secured by consumer household goods or other items of personal property or were unsecured, compared to $2.8 billion of personal loans, or 21%, secured by collateral consisting of titled personal property and $10.5 billion, or 79%, secured by consumer household goods or other items of personal property or unsecured at December 31, 2015.

•
Insurance Products — We offer our customers credit insurance (life insurance, disability insurance, and involuntary unemployment insurance) and non-credit insurance through both our combined branch network and our centralized operations. Credit insurance and non-credit insurance products are provided by Springleaf insurance subsidiaries, Merit Life Insurance Co. and Yosemite Insurance Company, and by OneMain insurance subsidiaries, American Health and Life Insurance Company and Triton Insurance Company. We also offer home and auto membership plans of an unaffiliated company as an ancillary product.

Our core products also included the SpringCastle Portfolio at December 31, 2015, as described below:

•
SpringCastle Portfolio — We service the SpringCastle Portfolio that was acquired through a joint venture in which we owned a 47% equity interest. On March 31, 2016, the SpringCastle Portfolio was sold in connection with the SpringCastle Interests Sale. These loans consisted of unsecured loans and loans secured by subordinate residential real estate mortgages and include both closed-end accounts and open-end lines of credit. These loans were in a liquidating status and varied in substance and form from our originated loans. Unless terminated, we will continue to provide the servicing for these loans, which we service as unsecured loans due to the fact that the liens are subordinated to superior ranking security interests.

Our non-core and non-originating legacy products include:

•
Real Estate Loans — We ceased real estate lending in January of 2012, and during 2014, we sold $6.4 billion real estate loans held for sale. The remaining real estate loans may be closed-end accounts or open-end home equity lines of credit, generally have a fixed rate and maximum original terms of 360 months, and are secured by first or second mortgages on residential real estate. Our first lien mortgages are serviced by third-party servicers, and we continue to provide servicing for our second lien mortgages (home equity lines of credit). At March 31, 2016, we had $517 million of real estate loans held for investment, of which $201 million, or 39%, were secured by first mortgages and $316 million, or 61%, were secured by second mortgages, compared to $207 million of real estate loans, or 38%, secured by first mortgages and $331 million, or 62%, secured by second mortgages at December 31, 2015. Real estate loans held for sale totaled $170 million and $176 million at March 31, 2016 and December 31, 2015, respectively, all of which were secured by first mortgages.

•
Retail Sales Finance — We ceased purchasing retail sales contracts and revolving retail accounts in January of 2013. We continue to service the liquidating retail sales contracts and will provide revolving retail sales financing services on our revolving retail accounts. We refer to retail sales contracts and revolving retail accounts collectively as “retail sales finance.”

OUR SEGMENTS

At March 31, 2016, we had three operating segments:

•	Consumer and Insurance;

•	Acquisitions and Servicing; and

•	Real Estate.

Following the OneMain Acquisition, we include OneMain’s operations within the Consumer and Insurance segment. See Note 16 of the Notes to Condensed Consolidated Financial Statements for more information about our segments.

Recent Developments and Outlook

SPRINGCASTLE INTERESTS SALE

On March 31, 2016, the SpringCastle Sellers, wholly owned subsidiaries of OMH, entered into a purchase agreement with the SpringCastle Buyers. Pursuant to the purchase agreement, SpringCastle Holdings sold its 47% limited liability company interests in each of SpringCastle America, LLC, SpringCastle Credit, LLC and SpringCastle Finance, LLC, and Springleaf Acquisition sold its 47% limited liability company interest in SpringCastle Acquisition LLC, to the SpringCastle Buyers for an aggregate purchase price of approximately $112 million.

See Note 2 of the Notes to Condensed Consolidated Financial Statements for further information on the SpringCastle Interests Sale.

ONEMAIN ACQUISITION

On November 15, 2015, we completed our acquisition of OneMain for approximately $4.5 billion in cash. The purchase price for the OneMain Acquisition was based on OMFH's balance sheet as of 11:59 p.m. on October 31, 2015. The OneMain Acquisition brings together two branch-based consumer finance companies with complementary strategies and locations, focused on the non-prime market in the United States.

We believe the OneMain Acquisition will result in a number of strategic benefits and opportunities, including:

•
Significant expansion of our geographical presence. We believe that our expanded footprint will allow us to reach new customers for our personal finance products and further enhance our reputation in the communities we serve.

•
Diversification of our customer base. Our branch customer base more than doubled as a result of the OneMain Acquisition and, in addition, we believe the OneMain Acquisition will enable us to extend our reach to higher credit score segments than we presently serve.

•
Product cross-sell opportunities and scale benefits. The OneMain Acquisition will enable us to distribute existing Springleaf products through OneMain branches and leverage key OneMain technology and sales practices to achieve greater scale benefits in existing Springleaf branches.

•
Significant cost savings opportunities by combining complementary businesses. The highly complementary nature of our two businesses, including branch operations, will enable us to achieve significant on‑going cost savings. Expected drivers of cost savings include consolidation of branch operations, elimination of redundant centralized and corporate functions and greater efficiency of marketing programs.

•
Earnings accretion. We expect to realize approximately $275 million - $300 million of synergies from the OneMain Acquisition, with that amount reflected in our results beginning with the second half of 2017. We also anticipate incurring approximately $275 million of acquisition-related expenses to consolidate the two companies, which we expect to incur primarily during 2016 and the first half of 2017.

The estimated synergies were derived by comparing the operating expenses expected in the second half of 2017 of the combined operations to the sum of operating expenses expected to be generated on a stand-alone basis, as if each company had the same business strategies. The foregoing estimates of synergies and charges in connection with consolidating the two companies and expectations regarding when they will be fully reflected in our results are subject to various uncertainties and assumptions, many of which are beyond our control. Therefore, no assurance can be given as to when or that they will even be realized.

Although management intends for Springleaf and OneMain to become an integrated operation, the two operations will initially be separately maintained under the Springleaf and OneMain brands, with the expectation of migrating to the OneMain brand.

See Note 2 of the Notes to Condensed Consolidated Financial Statements for further information on the OneMain Acquisition.

LENDMARK SALE

As part of our initiative to close the OneMain Acquisition, on November 13, 2015, OMH and certain of its subsidiaries entered into a settlement agreement with the DOJ, as well as certain state attorneys general, to resolve any inquiries of the DOJ and such state attorneys general with respect to the OneMain Acquisition. Pursuant to this agreement, OMH agreed to divest 127 Springleaf branches across 11 states as a condition for approval of the OneMain Acquisition.

On November 12, 2015, the Branch Sellers entered into the Lendmark Sale. The Springleaf branches to be sold represent 6% of the Springleaf branches and approximately $606 million, or 4%, of the personal loans held for investment and held for sale, of the combined company as of March 31, 2016.

On May 2, 2016, the Branch Sellers sold the Springleaf branches to Lendmark for an aggregate cash purchase price of $624 million. See Note 2 and Note 18 of the Notes to Condensed Consolidated Financial Statements for further information on the Lendmark Sale.

OUTLOOK

Assuming the U.S. economy continues to experience slow to moderate growth, we expect to continue our long history of strong credit performance. We believe the strong credit quality of our personal loan portfolio is the result of our disciplined underwriting practices and ongoing collection efforts. We also continue to see growth in the volume of personal loan originations driven by the migration of customer activity from traditional channels, such as direct mail to online channels (served by our centralized operations), where we believe we are well suited to capture volume due to our scale, technology, and deployment of advanced analytics.

In addition, with an experienced management team, proven access to the capital markets, and strong demand for consumer credit, we believe we are well positioned for future personal loan growth.

We regularly consider strategic acquisitions and have been involved in transactions of various magnitudes involving a variety of forms of consideration and financing. On November 15, 2015, we completed our acquisition of OneMain, the most significant acquisition transaction ever undertaken by the Company. We believe the combined company is financially strong and well positioned for finance receivable growth.

Results of Operations

CONSOLIDATED RESULTS

On November 15, 2015, we completed our acquisition of OneMain from Citigroup. The results of OneMain are included in our consolidated operating results for the three months ended March 31, 2016 in the table below. A further discussion of our operating results for each of our operating segments is provided under “Segment Results.”

(dollars in millions except earnings per share)	Three Months Ended March 31,
	2016	2015

Interest income	$831	$403
Interest expense	226	158
Provision for finance receivable losses	197	80
Net interest income after provision for finance receivable losses	408	165
Net gain on sale of SpringCastle interests	167	—
Other revenues	136	52
Acquisition-related transaction and integration expenses	33	3
Other expenses	426	171
Income before provision for income taxes	252	43
Provision for income taxes	87	8
Net income	165	35
Net income attributable to non-controlling interests	28	33
Net income attributable to OneMain Holdings, Inc.	$137	$2

Share Data:
Weighted average number of shares outstanding:
Basic	134,694,759	115,027,470
Diluted	134,907,748	115,432,655
Earnings per share:
Basic	$1.02	$0.01
Diluted	$1.01	$0.01

Comparison of Consolidated Results for Three Months Ended March 31, 2016 and 2015

Interest income increased for the three months ended March 31, 2016 when compared to the same period in 2015 due to the net of the following:

(dollars in millions)

Three Months Ended March 31, 2016 compared to 2015
Increase in average net receivables	$542
Decrease in yield	(163)
Increase in number of days in 2016	7
Increase in interest income on finance receivables held for sale	42
Total	$428

•
Average net receivables increased for the three months ended March 31, 2016 primarily due to higher personal loan average net receivables resulting from (i) the addition of OneMain personal loans acquired as a result of the OneMain Acquisition, (ii) our continued focus on personal loan originations through our combined branch network and centralized operations, and (iii) the continued growth of our auto loan product. This increase was partially offset by (i) the liquidating status of the previously owned SpringCastle Portfolio, (ii) the transfer of $608 million of personal loans to finance receivables held for sale on September 30, 2015 as part of our initiative to close the OneMain Acquisition, and (iii) our liquidating real estate loan portfolio.

•
Yield decreased for the three months ended March 31, 2016 primarily due to (i) the addition of OneMain personal loans as a result of the OneMain Acquisition and the continued growth of our auto loan product, both of which generally have lower yields and (ii) a decrease in yield on our liquidating real estate loan portfolio due to a higher proportion of TDR real estate loans.

•
Interest income on finance receivables held for sale increased for the three months ended March 31, 2016 primarily due to higher average finance receivables held for sale during the 2016 period resulting from the transfer of $608 million of our personal loans to held for sale on September 30, 2015.

Interest expense increased for the three months ended March 31, 2016 when compared to the same period in 2015 due to the net of the following:

(dollars in millions)

Three Months Ended March 31, 2016 compared to 2015
Increase in average debt	$151
Decrease in weighted average interest rate	(83)
Total	$68

•
Average debt increased for the three months ended March 31, 2016 primarily due to debt acquired as a result of the OneMain Acquisition, partially offset by net debt repurchases and repayment during the past 12 months, including our consumer securitization transactions and borrowings under our conduit facilities. See Notes 9 and 10 of the Notes to Condensed Consolidated Financial Statements for further information on our long-term debt, consumer loan securitization transactions, and borrowings under our conduit facilities.

•
Weighted average interest rate on our debt decreased for the three months ended March 31, 2016 primarily due to additional borrowings under our conduit facilities, which generally have lower interest rates.

Provision for finance receivable losses increased $117 million for the three months ended March 31, 2016 when compared to the same period in 2015 primarily due to the following:

•
Allowance requirements increased for the three months ended March 31, 2016 primarily due to the additional allowance requirements on OneMain personal loans in connection with the OneMain Acquisition. This increase was partially offset by a decrease in allowance requirements on our auto loan product, as we now have a full year of historical data reflected in the allowance model, in addition to using delinquency roll rates from a proxy hard-secured portfolio.

•
Net charge-offs increased for the three months ended March 31, 2016 primarily due to (i) an additional three months of net charge-offs on OneMain personal loans of $53 million during the 2016 period, (ii) higher net charge-offs on Springleaf personal loans reflecting growth in these personal loans during the past 12 months and a higher personal loan delinquency ratio at March 31, 2016. This increase was partially offset by (i) lower net charge-offs on the previously owned SpringCastle Portfolio reflecting the improved central servicing performance as the acquired portfolio matured under our ownership and (ii) lower net charge-offs on our real estate loans reflecting the liquidating status of the real estate loan portfolio.

Net gain on sale of SpringCastle interests of $167 million for the three months ended March 31, 2016 reflected the net gain associated with the sale of our equity interest in the SpringCastle Joint Venture. See Note 2 of the Notes to Condensed Consolidated Financial Statements for further information on the sale.

Other revenues increased $84 million for the three months ended March 31, 2016 when compared to the same period in 2015 primarily due to an additional three months of OneMain insurance and investment revenues totaling $89 million during the 2016 period, partially offset by a decrease in Springleaf investment revenues of $11 million primarily due to lower realized gains on the sale of investment securities and a decrease in invested assets.

Acquisition-related transaction and integration costs of $33 million and $3 million for the three months ended March 31, 2016 and 2015, respectively, reflected costs relating to the OneMain Acquisition and the Lendmark Sale, including transaction costs, technology termination and certain compensation and benefit related costs.

Other expenses increased $255 million for the three months ended March 31, 2016 when compared to the same period in 2015 due to the following:

•
Salaries and benefits increased $121 million for the three months ended March 31, 2016 primarily due to (i) an additional three months of OneMain salaries and benefits of $103 million in the 2016 period and (ii) higher Springleaf salary accruals resulting from an increase in the number of its employees.

•
Other operating expenses increased $105 million for the three months ended March 31, 2016 primarily due to (i) an additional three months of OneMain other operating expenses of $94 million in the 2016 period, (ii) higher Springleaf advertising expenses due to increased focus on e-commerce and increased direct mailings to pre-approved customers, and (iii) higher Springleaf information technology expenses. The increase in other operating expenses was partially offset by a $6 million reduction in Springleaf reserves related to estimated Property Protection Insurance claims, which we believe will have minimal loss contingencies.

•
Insurance policy benefits and claims increased $29 million for the three months ended March 31, 2016 primarily due to an additional three months of OneMain insurance policy benefits and claims of $28 million in the 2016 period.

Provision for income taxes totaled $87 million for the three months ended March 31, 2016 compared to $8 million for the same period in 2015. The effective tax rate for the three months ended March 31, 2016 was 34.5% compared to 18.7% for the same period in 2015. The effective tax rates for the three months ended March 31, 2016 and 2015 differed from the federal statutory rates primarily due to the effects of the non-controlling interest in the previously owned SpringCastle Portfolio. As discussed in Note 2 of the Notes to Condensed Consolidated Financial Statements, on March 31, 2016, the Company sold its equity interest in the SpringCastle Portfolio.

Non-GAAP Financial Measures

We report the operating results of our Core Consumer Operations, Non-Core Portfolio, and Other using the Segment Accounting Basis, which (i) reflects our allocation methodologies for certain costs, primarily interest expense, loan loss reserves and acquisition costs to reflect the manner in which we assess our business results and (ii) excludes the impact of applying purchase accounting. These allocations and adjustments have a material effect on our reported segment basis income as compared to GAAP. See Note 16 of the Notes to Condensed Consolidated Financial Statements for a complete discussion of our segment accounting. We believe the Segment Accounting Basis (a basis other than U.S. GAAP) provides investors the basis for which management evaluates segment performance.

In addition, management uses pretax core earnings, a non-GAAP financial measure, as a key performance measure in evaluating the performance of our Core Consumer Operations. Pretax core earnings represents our income before provision for income taxes on a Segment Accounting Basis and excludes results of operations from our Non-Core Portfolio (Real Estate segment) and other non-core, non-originating legacy operations, net gain on sale of SpringCastle interests related to Core Consumer Operations, acquisition-related transaction and integration expenses, losses resulting from accelerated long-term repayment and repurchases of long-term debt related to Core Consumer Operations, SpringCastle transaction costs, and results of operations attributable to non-controlling interests. Pretax core earnings provides us with a key measure of our Core Consumer Operations’ performance and assists us in comparing its performance on an alternative basis. Management believes pretax core earnings is useful in assessing the profitability of our core business and uses pretax core earnings in evaluating our operating performance. Pretax core earnings is a non-GAAP measure and should be considered in addition to, but not as a substitute for or superior to, operating income, net income, operating cash flow, and other measures of financial performance prepared in accordance with U.S. GAAP.

The reconciliations of (i) income before provision for income taxes on GAAP basis (purchase accounting) to the same amount under a Segment Accounting Basis and (ii) income before provision for income taxes on a Segment Accounting Basis to pretax core earnings were as follows:

(dollars in millions)	Three Months Ended March 31,
	2016	2015

Income before provision for income taxes - GAAP basis	$252	$43
Adjustments:
Interest income (a)	136	(3)
Interest expense (b)	18	30
Provision for finance receivable losses (c)	(51)	2
Repurchases and repayments of long-term debt (d)	(5)	—
Amortization of other intangible assets (e)	17	1
Other (f)	(2)	2
Income before provision for income taxes - Segment Accounting Basis	365	75
Adjustments:
Pretax operating loss - Non-Core Portfolio Operations	18	48
Pretax operating loss - Other non-core/non-originating legacy operations (g)	4	13
Net gain on sale of SpringCastle interests	(167)	—
Acquisition-related transaction and integration expenses - Core Consumer Operations	28	—
Net loss from accelerated repayment/repurchase of debt - Core Consumer Operations	8	—
SpringCastle transaction costs	1	—
Operating income attributable to non-controlling interests	(28)	(33)
Pretax core earnings (non-GAAP)	$229	$103

(a)
Interest income adjustments consist of: (i) the net purchase accounting impact of the amortization (accretion) of the net premium (discount) assigned to finance receivables and (ii) the impact of identifying purchased credit impaired finance receivables as compared to the historical values of finance receivables.

Components of interest income adjustments consisted of:

(dollars in millions)	Three Months Ended March 31,
	2016	2015

Accretion of net premium (discount) applied to non-credit impaired net finance receivables	$102	$(3)
Purchased credit impaired finance receivables finance charges	29	—
Elimination of accretion or amortization of historical unearned points and fees, deferred origination costs, premiums, and discounts	5	—
Total	$136	$(3)

(b)	Interest expense adjustments primarily include the accretion of the net discount applied to our long term debt as part of purchase accounting.

Components of interest expense adjustments were as follows:

(dollars in millions)	Three Months Ended March 31,
	2016	2015

Accretion of net discount applied to long-term debt	$26	$30
Elimination of accretion or amortization of historical discounts, premiums, commissions, and fees	(8)	—
Total	$18	$30

(c)	Provision for finance receivable losses consists of the adjustment to reflect the difference between our allowance adjustment calculated under our Segment Accounting Basis and our GAAP basis.

Components of provision for finance receivable losses adjustments were as follows:

(dollars in millions)	Three Months Ended March 31,
	2016	2015

Allowance for finance receivable losses adjustments	$71	$3
Net charge-offs	(122)	(1)
Total	$(51)	$2

(d)	Repurchases and repayments of long-term debt adjustments reflect the impact on acceleration of the accretion of the net discount or amortization of the net premium applied to long-term debt.

(e)
Amortization of other intangible assets reflects the net impact of amortization associated with identified intangibles as part of purchase accounting and deferred costs impacted by purchase accounting.

(f)
“Other” items reflect differences between Segment Accounting Basis and GAAP basis relating to various items, such as the elimination of deferred charges, adjustments to the basis of other real estate assets, fair value adjustments to fixed assets, adjustments to insurance claims and policyholder liabilities, and various other differences, all as of the applicable date of acquisition.

(g)
Includes acquisition-related transaction and integration expenses of $9 million and $3 million for the three months ended March 31, 2016 and 2015, respectively. See “Segment Results - Other” for further discussion of pretax operating results of our other non-core/non-originating legacy operations.

Segment Results

See Note 16 of the Notes to Condensed Consolidated Financial Statements for a description of our segments. In connection with the OneMain Acquisition, we include OneMain’s operations within Consumer and Insurance. Management considers the Consumer and Insurance segment and Acquisitions and Servicing segment as our Core Consumer Operations and the Real Estate segment as our Non-Core Portfolio. As a result of the Fortress and OneMain acquisitions, we have applied purchase accounting. However, we report the operating results of our Core Consumer Operations, Non-Core Portfolio, and Other using the Segment Accounting Basis, which (i) reflects our allocation methodologies for certain costs, primarily interest expense, loan loss reserves and acquisition costs to reflect the manner in which we assess our business results and (ii) excludes the impact of applying purchase accounting. These allocations and adjustments have a material effect on our reported segment basis income as compared to GAAP. We believe a Segment Accounting Basis (a basis other than U.S. GAAP) provides investors the basis for which management evaluates segment performance. See Note 16 of the Notes to Condensed Consolidated Financial Statements for reconciliations of segment totals to condensed consolidated financial statement amounts and for further discussion of the differences in our Segment Accounting Basis and GAAP.

We allocate revenues and expenses (on a Segment Accounting Basis) to each segment using the following methodologies:

Interest income	Directly correlated with a specific segment.
Interest expense	Acquisition and Servicing - This segment includes interest expense specifically identified to the SpringCastle Portfolio.
Consumer and Insurance, Real Estate and Other - The Company has securitization debt and unsecured debt. The Company first allocates interest expense to its segments based on actual expense for securitizations and secured term debt and using a weighted average for unsecured debt allocated to the segments. Average unsecured debt allocations for the periods presented are as follows:

Subsequent to the OneMain Acquisition
Total average unsecured debt is allocated as follows:
● Consumer and Insurance - receives remainder of unallocated average debt; and
● Real Estate and Other - at 100% of asset base. (Asset base represents the average net finance receivables including finance receivables held for sale.)
The net effect of the change in debt allocation and asset base methodologies for the three months ended March 31, 2015 had it been in place as of the beginning of the year would be an increase in interest expense of $54 million for Consumer and Insurance and a decrease in interest expense of $45 million and $9 million for Real Estate and Other, respectively.

For the period third quarter 2014 to the OneMain Acquisition
Total average unsecured debt is allocated to Consumer and Insurance, Real Estate and Other, such that the total debt allocated across each segment equals 83%, up to 100% and 100% of each of its respective asset base. Any excess is allocated to Consumer and Insurance.

Average unsecured debt is allocated after average securitized debt to achieve the calculated average segment debt.
Asset base represents the following:
● Consumer and Insurance - average net finance receivables including average net finance receivables held for sale;
● Real Estate - average net finance receivables including average net finance receivables held for sale, cash and cash equivalents, investments including proceeds from Real Estate sales; and
● Other - average net finance receivables other than the period listed below:
● February 2015 to April 2015 - average net finance receivables and cash and cash equivalents less operating cash reserve and cash included in other segments.
Provision for finance receivable losses	Directly correlated with a specific segment, except for allocations to Other, which are based on the remaining delinquent accounts as a percentage of total delinquent accounts.
Other revenues	Directly correlated with a specific segment, except for gains and losses on foreign currency exchange, which are allocated to the segments based on the interest expense allocation of debt.
Salaries and benefits	Directly correlated with a specific segment. Other salaries and benefits not directly correlated with a specific segment are allocated to each of the segments based on services provided.
Acquisition-related transaction and integration expenses
Consists of: (i) acquisition-related transaction and integration costs related to the OneMain Acquisition, including legal and other professional fees, which we primarily report in Other, as these are costs related to acquiring the business as opposed to operating the business; (ii) software termination costs, which are allocated to Consumer and Insurance; and (iii) incentive compensation incurred above and beyond expected cost from acquiring and retaining talent in relation to the OneMain Acquisition, which are allocated to each of the segments based on services provided.

Other operating expenses	Directly correlated with a specific segment. Other operating expenses not directly correlated with a specific segment are allocated to each of the segments based on services provided.
Insurance policy benefits and claims	Directly correlated with a specific segment.

We evaluate the performance of each of our segments based on its pretax operating earnings.

CORE CONSUMER OPERATIONS

Pretax operating results and selected financial statistics for Consumer and Insurance (which are reported on a Segment Accounting Basis) and Acquisitions and Servicing are presented in the table below on an aggregate basis:

(dollars in millions)	At or for the Three Months Ended March 31,
	2016	2015

Interest income	$951	$380
Interest expense	195	63
Provision for finance receivable losses	246	76
Net interest income after provision for finance receivable losses	510	241
Net gain on sale of SpringCastle interests	167	—
Other revenues	152	70
Acquisition-related transaction and integration expenses	28	—
Other expenses	414	175
Pretax operating income	387	136
Pretax operating income attributable to non-controlling interests	28	33
Pretax operating income attributable to OneMain Holdings, Inc.	$359	$103

Consumer and Insurance
Finance receivables held for investment:
Net finance receivables	$12,984	$3,895
Number of accounts	2,175,628	909,004
TDR finance receivables	$474	$26
Allowance for finance receivable losses - TDR	$210	$3
Finance receivables held for sale:
Net finance receivables	$606	$—
Number of accounts	143,254	—
Finance receivables held for investment and held for sale:
Average net receivables	$13,545	$3,831
Yield	25.15%	26.88%
Gross charge-off ratio	8.12%	6.43%
Recovery ratio	(0.62)%	(0.79)%
Charge-off ratio	7.50%	5.64%
Delinquency ratio	2.82%	2.53%
Origination volume	$2,343	$868
Number of accounts originated	328,057	157,403

Acquisitions and Servicing
Finance receivables held for investment:
Net finance receivables	$—	$1,984
Number of accounts	—	264,830
Average net receivables	1,656	2,036
Yield	24.70%	24.69%
Net charge-off ratio	3.44%	3.76%
Delinquency ratio	—%	4.22%

Comparison of Pretax Operating Results for Three Months Ended March 31, 2016 and 2015

Interest income increased $571 million for the three months ended March 31, 2016 when compared to the same period in 2015 due to the net of the following:

•	Interest income — Consumer and Insurance increased $593 million for the three months ended March 31, 2016 due to the following:

◦	Finance charges increased $551 million for the three months ended March 31, 2016 primarily due to the net of the following:

▪
Average net receivables increased for the three months ended March 31, 2016 primarily due to (i) the addition of OneMain personal loans as a result of the OneMain Acquisition and (ii) increased originations on our personal loans resulting from our continued focus on personal loans, including our auto loan product. At March 31, 2016, we had over 93,000 auto loans totaling $1.1 billion compared to nearly 34,000 auto loans totaling $415 million at March 31, 2015.

▪
Yield decreased for the three months ended March 31, 2016 primarily due to the addition of OneMain personal loans and the higher proportion of auto loan product, both of which generally have lower yields.

◦
Interest income on finance receivables held for sale of $42 million for the three months ended March 31, 2016 resulted from the transfer of personal loans to finance receivables held for sale on September 30, 2015.

•
Interest income — Acquisitions and Servicing decreased $22 million for the three months ended March 31, 2016 primarily due to lower average net receivables reflecting the liquidating status of the previously owned SpringCastle Portfolio.

Interest expense increased $132 million for the three months ended March 31, 2016 when compared to the same period in 2015 due to the net of the following:

•
Interest expense — Consumer and Insurance increased $135 million for the three months ended March 31, 2016 primarily due to (i) an additional three months of interest expense on debt acquired as a result of the OneMain Acquisition and (ii) a change in the methodology of allocating interest expense, as previously described in the allocation methodologies table.

•	Interest expense — Acquisitions and Servicing decreased $3 million for the three months ended March 31, 2016 primarily due to the liquidating status of the previously owned SpringCastle Portfolio.

Provision for finance receivable losses increased $170 million for the three months ended March 31, 2016 when compared to the same period in 2015 due to the net of the following:

•
Provision for finance receivable losses — Consumer and Insurance increased $176 million for the three months ended March 31, 2016 primarily due to (i) an additional three months of OneMain provision for finance receivable losses of $157 million in the 2016 period and (ii) higher net charge-offs on Springleaf personal loans during the 2016 period reflecting growth in Springleaf personal loans during the past 12 months and a higher Springleaf personal loan delinquency ratio at March 31, 2016. This increase was partially offset by a decrease in allowance requirements on our auto loan product, as we now have a full year of historical data reflected in the allowance model, in addition to using delinquency roll rates from a proxy hard-secured portfolio.

•
Provision for finance receivable losses — Acquisitions and Servicing decreased $6 million for the three months ended March 31, 2016 primarily due to lower net charge-offs on the previously owned SpringCastle Portfolio reflecting improvements in servicing of the acquired portfolio and its liquidating status.

Net gain on sale of SpringCastle interests of $167 million for the three months ended March 31, 2016 reflected the net gain associated with the sale of our equity interest in the SpringCastle Joint Venture. See Note 2 of the Notes to Condensed Consolidated Financial Statements for further information on the sale.

Other revenues increased $82 million for the three months ended March 31, 2016 when compared to the same period in 2015 primarily due to an additional three months of OneMain insurance and investment revenues totaling $94 million during the 2016 period, partially offset by a decrease in Springleaf investment revenues of $12 million resulting from lower realized gains on the sale of investment securities and lower investment income generated from an investment in SpringCastle debt, which is eliminated in our consolidating operating results.

Acquisition-related transaction and integration costs of $28 million for the three months ended March 31, 2016 reflected costs relating to the OneMain Acquisition and the Lendmark Sale, including technology termination and compensation and benefit related costs.

Other expenses increased $239 million for the three months ended March 31, 2016 when compared to the same period in 2015 due to the net of the following:

•	Other expenses — Consumer and Insurance increased $242 million for the three months ended March 31, 2016 due to the following:

◦
Salaries and benefits increased $120 million for the three months ended March 31, 2016 primarily due to (i) an additional three months of OneMain salaries and benefits of $103 million in the 2016 period, (ii) higher variable compensation reflecting increased originations of personal loans, and (iii) increased staffing.

◦
Other operating expenses increased $99 million for the three months ended March 31, 2016 primarily due to (i) an additional three months of OneMain other operating expenses of $80 million in the 2016 period, (ii) higher advertising expenses reflecting our increased focus on e-commerce, (iii) higher information technology expenses, (iv) higher professional service fees, (v) higher occupancy costs resulting from increased rent expense on our administrative offices and servicing facilities, and (vi) higher credit and collection related costs reflecting growth in personal loans, including our auto loan product.

◦
Insurance policy benefits and claims increased $23 million for the three months ended March 31, 2016 primarily due to an additional three months of OneMain insurance policy benefits and claims of $22 million during the 2016 period.

•
Other expenses — Acquisitions and Servicing decreased $3 million for the three months ended March 31, 2016 primarily due to decreased credit and collection related costs reflecting lower portfolio servicing costs due to the liquidating status of the previously owned SpringCastle Portfolio.

NON-CORE PORTFOLIO

Pretax operating results and selected financial statistics for Real Estate (which are reported on a Segment Accounting Basis) were as follows:

(dollars in millions)	At or for the Three Months Ended March 31,
	2016	2015

Interest income	$15	$18
Interest expense (a)	13	60
Provision for finance receivable losses	2	2
Net interest loss after provision for finance receivable losses	—	(44)
Other revenues (b)	(11)	3
Other expenses	7	7
Pretax operating loss	$(18)	$(48)

Finance receivables held for investment:
Net finance receivables	$542	$646
Number of accounts	17,550	21,257
TDR finance receivables	$159	$159
Allowance for finance receivable losses - TDR	$57	$55
Average net receivables	$554	$660
Yield	8.73%	9.24%
Loss ratio	3.00%	4.69%
Delinquency ratio	7.82%	7.21%
Finance receivables held for sale:
Net finance receivables	$170	$194
Number of accounts	3,048	3,472
TDR finance receivables	$185	$191

(a)
Interest expense decreased $47 million for the three months ended March 31, 2016 when compared to the same period in 2015 primarily due to a change in the methodology of allocating interest expense, as previously described in the allocation methodologies table.

(b)
Other revenues decreased $14 million for the three months ended March 31, 2016 when compared to the same period in 2015 primarily due to the following: (i) impairments of $7 million recognized on our real estate loans held for sale during the 2016 period and (ii) decrease in investment revenues of $5 million, as the prior period reflected higher investment income generated from investing the proceeds of the 2014 real estate loan sales.

OTHER

“Other” consists of our other non-core, non-originating legacy operations, which are isolated by geographic market and/or distribution channel from our prospective Core Consumer Operations and our Non-Core Portfolio. These operations include: (i) Springleaf legacy operations in 14 states where we had also ceased branch-based personal lending; (ii) Springleaf liquidating retail sales finance portfolio (including retail sales finance accounts from its legacy auto finance operation); (iii) Springleaf lending operations in Puerto Rico and the U.S. Virgin Islands; and (iv) the operations of Springleaf United Kingdom subsidiary.

Pretax operating results of the Other components (which are reported on a Segment Accounting Basis) were as follows:

(dollars in millions)	Three Months Ended March 31,
	2016	2015

Interest income	$1	$2
Interest expense (a)	—	10
Net interest income (loss) after provision for finance receivable losses	1	(8)
Acquisition-related transaction and integration costs (b)	9	3
Other expenses	(4)	2
Pretax operating loss	$(4)	$(13)

(a)
Interest expense for the three months ended March 31, 2016 when compared to the same period in 2015 reflected a change in the methodology of allocating interest expense, as previously described in the allocation methodologies table.

(b)
Acquisition-related transaction and integration costs of $9 million and $3 million for the three months ended March 31, 2016 and 2015, respectively, reflected costs relating to the OneMain Acquisition and the Lendmark Sale, including transaction costs, technology termination and certain compensation and benefit related costs. See Note 2 of the Notes to Condensed Consolidated Financial Statements for further information.

Net finance receivables of the Other components (which are reported on a Segment Accounting Basis) were as follows:

(dollars in millions)	March 31,
	2016	2015

Net finance receivables:
Personal loans	$15	$25
Retail sales finance	20	41
Total	$35	$66

Credit Quality

Our customers encompass a wide range of borrowers. In the consumer finance industry, they are described as prime or near-prime at one extreme and non-prime or sub-prime (less creditworthy) at the other. Our customers’ incomes are generally near the national median but our customers may vary from national norms as to their debt-to-income ratios, employment and residency stability, and/or credit repayment histories. In general, our customers have lower credit quality and require significant levels of servicing.

We may offer borrowers the opportunity to defer their personal loan by extending the date on which any payment is due. We may require a partial payment prior to granting such a deferral. Deferments must bring the account contractually current or due for the current month’s payment. Borrowers are generally limited to two deferments in a rolling 12-month period unless it is determined that an exception is warranted.

In addition to deferrals, we may also offer borrowers the opportunity to cure delinquent accounts when a customer demonstrates that he or she has rehabilitated from a temporary event that caused the delinquency. An account may be brought to current status after the cause for delinquency has been identified and remediated and the customer has made two consecutive qualified payments; however, no principal or interest amounts are forgiven or credited. Independent risk management approval is required for all cures.

When a loan is 60 days past due, we transfer the loan to one of our centralized service centers for account servicing and collection processing. This process includes assessing previous collection efforts, contacting the customer to determine whether the customer’s financial problems are temporary, reviewing the collateral securing the loan and developing a plan to maintain contact with the customer to increase the likelihood of future payments. Certain non-routine collection activities may include litigation, repossession of collateral, or filing involuntary bankruptcy petitions.

We may renew a delinquent personal loan if the related borrower meets current underwriting criteria and we determine that it does not appear that the cause of past delinquency will affect the customer’s ability to repay the new personal loan. We employ the same credit risk underwriting process that we would use for an application from a new customer to determine whether to grant a renewal of a personal loan, regardless of whether the borrower’s account is current or delinquent.

We consider the delinquency status of the finance receivable as our primary credit quality indicator. We monitor delinquency trends to manage our exposure to credit risk. Although we engage in collection activities well before an account is 60 days past due, we consider finance receivables 60 days or more past due as delinquent and consider the likelihood of collection to decrease at such time. We record an allowance for loan losses to cover expected losses on our finance receivables.

The following is a summary of net finance receivables by type and by days delinquent:

(dollars in millions)	Personal Loans	SpringCastle Portfolio	Real Estate Loans	Retail Sales Finance	Total

March 31, 2016
Net finance receivables: *
60-89 days past due	$105	$—	$6	$—	$111
90-119 days past due	93	—	5	—	98
120-149 days past due	93	—	3	—	96
150-179 days past due	88	—	3	—	91
180 days or more past due	5	—	23	—	28
Total delinquent finance receivables	384	—	40	—	424
Current	12,779	—	460	19	13,258
30-59 days past due	137	—	17	—	154
Total	$13,300	$—	$517	$19	$13,836

December 31, 2015
Net finance receivables: *
60-89 days past due	$127	$26	$19	$—	$172
90-119 days past due	97	16	3	—	116
120-149 days past due	58	12	2	1	73
150-179 days past due	62	11	2	—	75
180 days or more past due	4	1	13	—	18
Total delinquent finance receivables	348	66	39	1	454
Current	12,777	1,588	486	22	14,873
30-59 days past due	170	49	13	—	232
Total	$13,295	$1,703	$538	$23	$15,559

*
Purchased credit impaired finance receivables are accounted for on a pool basis. For purposes of allocating the pool carrying amount to individual finance receivables, the Company applied the ratio of the carrying value to the gross receivable balance of each pool in developing the above table. Finance receivables greater than 180 days delinquent within a PCI pool are not ascribed any carrying value and are not used in deriving the aforementioned ratio.

TROUBLED DEBT RESTRUCTURING

We make modifications to our finance receivables to assist borrowers during times of financial difficulties. When we modify a loan’s contractual terms for economic or other reasons related to the borrower’s financial difficulties and grant a concession that we would not otherwise consider, we classify that loan as a TDR finance receivable.

Information regarding TDR finance receivables held for investment and held for sale were as follows:

(dollars in millions)	Personal Loans *	SpringCastle Portfolio	Real Estate Loans *	Total

March 31, 2016
TDR net finance receivables	$83	$—	$201	$284
Allowance for TDR finance receivable losses	$48	$—	$35	$83
Number of TDR accounts	17,221	—	3,490	20,711

December 31, 2015
TDR net finance receivables	$46	$13	$201	$260
Allowance for TDR finance receivable losses	$17	$4	$34	$55
Number of TDR accounts	12,449	1,656	3,506	17,611

*	TDR finance receivables held for sale included in the table above were as follows:

(dollars in millions)	Personal Loans	Real Estate Loans	Total

March 31, 2016
TDR net finance receivables	$2	$91	$93
Number of TDR accounts	746	1,294	2,040

December 31, 2015
TDR net finance receivables	$2	$92	$94
Number of TDR accounts	738	1,322	2,060

Liquidity and Capital Resources

SOURCES OF FUNDS

We finance the majority of our operating liquidity and capital needs through a combination of cash flows from operations, securitization debt, borrowings from conduit facilities, unsecured debt and equity, and may also utilize other corporate debt facilities in the future. As a holding company, all of the funds generated from our operations are earned by our operating subsidiaries.

SFC’s Offering of Senior Notes

On April 11, 2016, SFC issued $1.0 billion aggregate principal amount of 8.25% Senior Notes due 2020 under the Indenture, pursuant to which OMH provided a guarantee of the notes on an unsecured basis. SFC used a portion of the proceeds from the offering to repurchase approximately $600 million aggregate principal amount of its existing senior notes that mature in 2017. See Note 18 of the Notes to Condensed Consolidated Financial Statements for further information on this offering.

Securitizations and Borrowings from Revolving Conduit Facilities

During the three months ended March 31, 2016, we (i) completed two consumer loan securitizations, (ii) exercised our right to redeem the asset backed notes issued by the Springleaf Funding Trust 2013-B, and (iii) deconsolidated the previously issued securitized interests of the SpringCastle Funding Asset-backed Notes 2014-A. See “Structured Financings” for further information on each of our securitization transactions.

During the three months ended March 31, 2016, we (i) extended the revolving periods on four existing conduits, (ii) amended three existing conduits to change the maximum principal balances, and (iii) replaced the 2015 Warehouse Facility with the New Facilities and refinanced two of the New Facilities. Net repayments under the notes of our existing conduits totaled $1.3 billion for the three months ended March 31, 2016.

See Note 10 of the Notes to Condensed Consolidated Financial Statements for further information on our personal loan securitizations and conduit facilities.

Subsequent to March 31, 2016, we completed the following transactions:

•	On April 1, 2016, we drew $100 million under the variable funding notes issued by the Springleaf 2013-VFN1 Trust.

•	On April 1, 2016, we drew $200 million under the variable funding notes issued by the OneMain Financial B3 Warehouse Trust.

•	On April 12, 2016, we repaid the entire $100 million outstanding principal balance of the variable funding notes issued by the Mill River 2015-VFN1 Trust.

•	On April 14, 2016, we repaid $248 million of the outstanding principal balance of the variable funding notes issued by the Springleaf 2013-VFN1 Trust.

•	On April 22, 2016, we repaid $100 million of the outstanding principal balance of the variable funding notes issued by the OneMain Financial B6 Warehouse Trust.

•	On May 3, 2016, we repaid the entire $150 million outstanding principal balance of the variable funding notes issued by the OneMain Financial B6 Warehouse Trust.

•	On May 3, 2016, we repaid $50 million of the outstanding principal balance of the variable funding notes issued by the OneMain Financial B3 Warehouse Trust.

•	On May 3, 2016, we repaid the entire $150 million outstanding principal balance of the variable funding notes issued by the Springleaf 2013-VFN1 Trust.

USES OF FUNDS

Our operating subsidiaries’ primary cash needs relate to funding our lending activities, our debt service obligations, our operating expenses (including acquisition-related transaction and integration expenses), payment of insurance claims and, to a lesser extent, expenditures relating to upgrading and monitoring our technology platform, risk systems, and branch locations.

At March 31, 2016, we had $716 million of cash and cash equivalents, and during the three months ended March 31, 2016, OMH generated net income of $137 million. Our net cash inflow from operating and investing activities totaled $454 million for the three months ended March 31, 2016. At March 31, 2016, our remaining scheduled principal and interest payments for 2016 on our existing debt (excluding securitizations and borrowings under revolving conduit facilities) totaled $752 million. As of March 31, 2016, we had $2.2 billion UPB of unencumbered personal loans (including $604 million held for sale) and $775 million UPB of unencumbered real estate loans (including $232 million held for sale).

Based on our estimates and taking into account the risks and uncertainties of our plans, we believe that we will have adequate liquidity to finance and operate our businesses and repay our obligations as they become due for at least the next 12 months.

We have previously purchased portions of our unsecured indebtedness, and we may elect to purchase additional portions of our unsecured indebtedness in the future. Future purchases may be made through the open market, privately negotiated transactions with third parties, or pursuant to one or more tender or exchange offers, all of which are subject to terms, prices, and consideration we may determine.

LIQUIDITY

Operating Activities

Net cash provided by operations of $412 million for the three months ended March 31, 2016 reflected net income of $165 million, the impact of non-cash items, and a favorable change in working capital of $103 million. Net cash provided by operations of $189 million for the three months ended March 31, 2015 reflected net income of $35 million, the impact of non-cash items, and a favorable change in working capital of $67 million.

Investing Activities

Net cash provided by investing activities of $42 million for the three months ended March 31, 2016 was primarily due to the SpringCastle Interests Sale and purchase price adjustment from the OneMain Acquisition, partially offset by net principal collections and originations of finance receivables. Net cash provided by investing activities of $161 million for the three months ended March 31, 2015 reflected net sales of investment securities during 2015.

Financing Activities

Net cash used for financing activities of $678 million for the three months ended March 31, 2016 was primarily due to net repayments of long-term debt. Net cash provided by financing activities of $1.2 billion for the three months ended March 31, 2015 reflected the debt issuance associated with the 2015-A securitization.

Liquidity Risks and Strategies

SFC’s and OMFH’s credit ratings are non-investment grade, which have a significant impact on our cost of, and access to, capital. This, in turn, can negatively affect our ability to manage our liquidity and our ability or cost to refinance our indebtedness.

There are numerous risks to our financial results, liquidity, capital raising, and debt refinancing plans, some of which may not be quantified in our current liquidity forecasts. These risks include, but are not limited, to the following:

•	our inability to grow or maintain our personal loan portfolio with adequate profitability;

•	the effect of federal, state and local laws, regulations, or regulatory policies and practices;

•	potential liability relating to real estate and personal loans which we have sold or may sell in the future, or relating to securitized loans; and

•	the potential for disruptions in the debt and equity markets.

The principal factors that could decrease our liquidity are customer delinquencies and defaults, a decline in customer prepayments, a prolonged inability to adequately access capital market funding, and unanticipated expenditures in connection with the integration of OneMain. We intend to support our liquidity position by utilizing the following strategies:

•	maintaining disciplined underwriting standards and pricing for loans we originate or purchase and managing purchases of finance receivables;

•	pursuing additional debt financings (including new securitizations and new unsecured debt issuances, debt refinancing transactions and standby funding facilities), or a combination of the foregoing;

•
purchasing portions of our outstanding indebtedness through open market or privately negotiated transactions with third parties or pursuant to one or more tender or exchange offers or otherwise, upon such terms and at such prices, as well as with such consideration, as we may determine; and

•	obtaining secured revolving credit facilities to allow us to use excess cash to pay down higher cost debt.

However, it is possible that the actual outcome of one or more of our plans could be materially different than expected or that one or more of our significant judgments or estimates could prove to be materially incorrect.

OUR INSURANCE SUBSIDIARIES

State law restricts the amounts that the Springleaf and OneMain insurance subsidiaries may pay as dividends without prior notice to the Indiana Department of Insurance (the “Indiana DOI”) and Texas Department of Insurance (the “Texas DOI”), respectively. The maximum amount of dividends (referred to as “ordinary dividends”) for an Indiana or Texas domiciled life insurance company that can be paid without prior approval in a 12-month period (measured retrospectively from the date of payment) is the greater of: (i) 10% of policyholders’ surplus as of the prior year-end; or (ii) the statutory net gain from operations as of the prior year-end. Any amount greater must be approved by the Indiana DOI/Texas DOI prior to its payment. The maximum ordinary dividends for an Indiana or Texas domiciled property and casualty insurance company that can be paid without prior approval in a 12-month period (measured retrospectively from the date of payment) is the greater of: (i) 10% of policyholders’ surplus as of the prior year-end; or (ii) the statutory net income. Any amount greater must be approved by the Indiana DOI/Texas DOI prior to its payment. These approved dividends are called “extraordinary dividends.” OneMain insurance subsidiaries paid $37 million of extraordinary dividends to OMFH during the first quarter of 2016.

OUR DEBT AGREEMENTS

SFC Debt Agreements

8.25% SFC Notes. On April 11, 2016, OMH entered into an Indenture and Second Supplemental Indenture, pursuant to which it agreed to fully and unconditionally guarantee the payments of principal, premium (if any) and interest on $1.0 billion of 8.25% Senior Notes due 2020 issued by SFC. See Note 18 of the Notes to Condensed Consolidated Financial Statements for further information.

5.25% SFC Notes. On December 3, 2014, OMH entered into an Indenture and First Supplemental Indenture, pursuant to which it agreed to fully and unconditionally guarantee the payments of principal, premium (if any) and interest on $700 million of 5.25% Senior Notes due 2019 issued by SFC (the “5.25% SFC Notes”). As of March 31, 2016, $700 million aggregate principal amount of the 5.25% SFC Notes were outstanding.

SFC Notes. On December 30, 2013, OMH entered into Guaranty Agreements whereby it agreed to fully and unconditionally guarantee the payments of principal, premium (if any), and interest on approximately $5.2 billion aggregate principal amount of senior notes on a senior basis and $350 million aggregate principal amount of a junior subordinated debenture on a junior subordinated basis issued by SFC (collectively, the “SFC Notes”). The SFC Notes consisted of the following: 8.25% Senior Notes due 2023; 7.75% Senior Notes due 2021; 6.00% Senior Notes due 2020; a 60-year junior subordinated debenture; and all senior notes outstanding on December 30, 2013, issued pursuant to the Indenture dated as of May 1, 1999 (the “1999 Indenture”), between SFC and Wilmington Trust, National Association (the successor trustee to Citibank N.A.). The 60-year junior subordinated debenture underlies the trust preferred securities sold by a trust sponsored by SFC. On December 30, 2013, OMH entered into a Trust Guaranty Agreement whereby it agreed to fully and unconditionally guarantee the related payment obligations under the trust preferred securities. As of March 31, 2016, approximately $4.2 billion aggregate principal amount of the SFC Notes, including $2.3 billion aggregate principal amount of senior notes under the 1999 Indenture, and $350 million aggregate principal amount of a junior subordinated debenture were outstanding.

The debt agreements to which SFC and its subsidiaries are a party include customary terms and conditions, including covenants and representations and warranties. Some or all of these agreements also contain certain restrictions, including (i) restrictions on the ability to create senior liens on property and assets in connection with any new debt financings and (ii) SFC’s ability to sell or convey all or substantially all of its assets, unless the transferee assumes SFC’s obligations under the applicable debt agreement. In addition, the OMH guarantees of SFC’s long-term debt discussed above are subject to customary release provisions.

With the exception of SFC’s junior subordinated debenture, none of our debt agreements require SFC or any of its subsidiaries to meet or maintain any specific financial targets or ratios. However, certain events, including non-payment of principal or interest, bankruptcy or insolvency, or a breach of a covenant or a representation or warranty may constitute an event of default and trigger an acceleration of payments. In some cases, an event of default or acceleration of payments under one debt agreement may constitute a cross-default under other debt agreements resulting in an acceleration of payments under the other agreements.

As of March 31, 2016, SFC was in compliance with all of the covenants under our debt agreements.

Junior Subordinated Debenture. In January of 2007, SFC issued $350 million aggregate principal amount of 60-year junior subordinated debenture (the “debenture”) under an indenture dated January 22, 2007 (the “Junior Subordinated Indenture”), by and between SFC and Deutsche Bank Trust Company, as trustee. The debenture underlies the trust preferred securities sold by a trust sponsored by SFC. SFC can redeem the debenture at par beginning in January of 2017.

Pursuant to the terms of the debenture, SFC, upon the occurrence of a mandatory trigger event, is required to defer interest payments to the holders of the debenture (and not make dividend payments to SFI) unless SFC obtains non-debt capital funding in an amount equal to all accrued and unpaid interest on the debenture otherwise payable on the next interest payment date and pays such amount to the holders of the debenture. A mandatory trigger event occurs if SFC’s (i) tangible equity to tangible managed assets is less than 5.5% or (ii) average fixed charge ratio is not more than 1.10x for the trailing four quarters (where the fixed charge ratio equals earnings excluding income taxes, interest expense, extraordinary items, goodwill impairment, and any amounts related to discontinued operations, divided by the sum of interest expense and any preferred dividends).

Based upon SFC’s financial results for the 12 months ended March 31, 2016, a mandatory trigger event did not occur with respect to the interest payment due in July of 2016, as we were in compliance with both required ratios discussed above.

OMFH Debt Agreements

None of OMFH’s debt agreements require OMFH or any of its subsidiaries to meet or maintain any specific financial targets or ratios. However, the OMFH Indenture does contain a number of covenants that limit, among other things, OMFH’s ability and the ability of most of its subsidiaries to incur additional debt; create liens securing certain debt; pay dividends on or make distributions in respect of its capital stock or make investments or other restricted payments; create restrictions on the ability of its restricted subsidiaries to pay dividends to OMFH or make certain other intercompany transfers; sell certain assets; consolidate, merge, sell or otherwise dispose of all or substantially all of its assets; and enter into certain transactions with affiliates. The OMFH Indenture also contains customary events of default which would permit the trustee or the holders of the OMFH Notes to declare the OMFH Notes to be immediately due and payable if not cured within applicable grace periods, including the nonpayment of principal, interest or premium, if any, when due; violation of covenants and other agreements contained in the OMFH Indenture; payment default after final maturity or cross acceleration of certain material debt; certain bankruptcy and insolvency events; material judgment defaults; and the failure of any guarantee of the notes, other than in accordance with the terms of the OMFH Indenture or such guarantee.

As of March 31, 2016, OMFH was in compliance with all of the covenants under its debt agreements.

Replacement of OMFH 2015 Warehouse Facility. On February 3, 2015, OMFH entered into a revolving conduit facility with a borrowing capacity of $3.0 billion, backed by personal loans. Pursuant to the terms of the 2015 Warehouse Facility, OMFH was required to (i) maintain minimum consolidated tangible shareholders’ equity of not less than $1 billion and (ii) not permit OMFH’s consolidated debt to tangible shareholders’ equity ratio to exceed 6.0 to 1.0 if a minimum draw condition exists.

On January 21, 2016, OMFH entered into four separate bilateral conduit facilities with unaffiliated financial institutions that provide an aggregate $2.4 billion of committed financing on a revolving basis for personal loans originated by OneMain (the “New Facilities”). The New Facilities replaced the 2015 Warehouse Facility that was voluntarily terminated on the same date and, as a result, the financial covenants, including the Net Worth Covenant and the Leverage Covenant in the 2015 Warehouse Facility were eliminated. See Note 10 of the Notes to Condensed Consolidated Financial Statements for further information on the replacement of the 2015 Warehouse Facility.

Structured Financings

We execute private securitizations under Rule 144A of the Securities Act of 1933. As of March 31, 2016, our structured financings consisted of the following:

(dollars in millions)	Initial Note Amounts Issued (a)	Initial Collateral Balance (b)	Current Note Amounts Outstanding	Current Collateral Balance (b)	Current Weighted Average Interest Rate	Collateral Type	Revolving Period

Consumer Securitizations:
Springleaf
SLFT 2014-A	$559	$644	$535	$620	2.56%	Personal loans	2 years
SLFT 2015-A	1,163	1,250	1,163	1,250	3.47%	Personal loans	3 years
SLFT 2015-B	314	335	314	336	3.78%	Personal loans	5 years

OneMain
OMFIT 2014-1	760	1,004	760	984	2.54%	Personal loans	2 years
OMFIT 2014-2	1,185	1,325	1,185	1,294	2.93%	Personal loans	2 years
OMFIT 2015-1	1,229	1,397	1,229	1,368	3.74%	Personal loans	3 years
OMFIT 2015-2	1,250	1,346	1,250	1,323	3.07%	Personal loans	2 years
OMFIT 2015-3	293	330	293	324	4.21%	Personal loans	5 years
OMFIT 2016-1	414	569	414	561	3.79%	Personal loans	3 years
OMFIT 2016-2	733	1,007	733	1,013	4.37%	Personal loans	2 years

Total consumer securitizations	$7,900	$9,207	$7,876	$9,073

(a)	Represents securities sold at time of issuance or at a later date and does not include retained notes.

(b)	Represents UPB of the collateral supporting the issued and retained notes.

In addition to the structured financings included in the table above, we had access to eleven conduit facilities with a total borrowing capacity of $4.8 billion as of March 31, 2016, as discussed in Note 10 of the Notes to Condensed Consolidated Financial Statements. At March 31, 2016, $1.3 billion was drawn under these facilities.

See “Liquidity and Capital Resources - Sources of Funds - Securitizations and Borrowings from Revolving Conduit Facilities” for securitization and conduit transactions completed subsequent to March 31, 2016.

Our securitizations have served to partially replace secured and unsecured debt in our capital structure with more favorable non-recourse funding. Our overall funding costs are positively impacted by our increased usage of securitizations as we typically execute these transactions at interest rates significantly below those of our maturing secured and unsecured debt.

The weighted average interest rates on our debt on a Segment Accounting Basis were as follows:

	Three Months Ended March 31,
	2016	2015

Weighted average interest rate	4.76%	5.47%

Off-Balance Sheet Arrangements

We have no material off-balance sheet arrangements as defined by SEC rules. We had no off-balance sheet exposure to losses associated with unconsolidated VIEs at March 31, 2016 or December 31, 2015, other than certain representations and warranties associated with the sales of the mortgage-backed retained certificates during 2014. As of March 31, 2016, we had no repurchase activity related to these sales.

Critical Accounting Policies and Estimates

We describe our significant accounting policies used in the preparation of our consolidated financial statements in Note 3 of the Notes to Consolidated Financial Statements in Part II, Item 8 of our 2015 Annual Report on Form 10-K. We consider the following policies to be our most critical accounting policies because they involve critical accounting estimates and a significant degree of management judgment:

•	allowance for finance receivable losses;

•	purchased credit impaired finance receivables;

•	TDR finance receivables;

•	fair value measurements; and

•	goodwill and other intangible assets.

There have been no material changes to our critical accounting policies or to our methodologies for deriving critical accounting estimates during the three months ended March 31, 2016.

Recent Accounting Pronouncements

See Note 3 of the Notes to Condensed Consolidated Financial Statements for discussion of recently issued accounting pronouncements.

Seasonality

Our personal loan volume is generally highest during the second and fourth quarters of the year, primarily due to marketing efforts, seasonality of demand, and increased traffic in branches after the winter months. Demand for our personal loans is usually lower in January and February after the holiday season and as a result of tax refunds. Delinquencies on our personal loans are generally lowest in the first quarter and tend to rise throughout the remainder of the year. These seasonal trends contribute to fluctuations in our operating results and cash needs throughout the year.

Glossary of Terms

Average debt	average of debt for each day in the period
Average net receivables	average of monthly average net finance receivables (net finance receivables at the beginning and end of each month divided by 2) in the period
Charge-off ratio	annualized net charge-offs as a percentage of the average of net finance receivables at the beginning of each month in the period
Delinquency ratio	UPB 60 days or more past due (greater than three payments unpaid) as a percentage of UPB
Gross charge-off ratio	annualized gross charge-offs as a percentage of the average of net finance receivables at the beginning of each month in the period
Trust Preferred Securities
capital securities classified as debt for accounting purposes but due to their terms are afforded, at least in part, equity capital treatment in the calculation of effective leverage by rating agencies

Loss ratio
annualized net charge-offs, net writedowns on real estate owned, net gain (loss) on sales of real estate owned, and operating expenses related to real estate owned as a percentage of the average of real estate loans at the beginning of each month in the period

Net interest income	interest income less interest expense
Recovery ratio	annualized recoveries on net charge-offs as a percentage of the average of net finance receivables at the beginning of each month in the period
Tangible equity	total equity less accumulated other comprehensive income or loss
Weighted average interest rate	annualized interest expense as a percentage of average debt
Yield	annualized finance charges as a percentage of average net receivables